UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Schneider National, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders and Proxy Statement

Monday, April 29, 2019
8:00 a.m. Central Time
Online at www.virtualshareholdermeeting.com/SNDR2019

To Our Shareholders:

On behalf of the Board of Directors and management of Schneider National, Inc., you are cordially invited to attend our 2019 Annual Meeting of Shareholders, which will be held online at www.virtualshareholdermeeting.com/SNDR2019 on Monday, April 29, 2019, at 8:00 a.m. Central Time.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the Annual Meeting.

We are furnishing proxy materials to our shareholders via the Internet. This process expedites the delivery of proxy materials, ensures that proxy materials remain easily accessible to shareholders and provides clear instructions for receiving materials and voting.

On or about March 14, 2019, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for use of this process, including how to access our Proxy Statement and 2018 Annual Report on Form 10-K and how to vote via the internet, mail or telephone. The Notice of Internet Availability of Proxy Materials contains instructions on how you may receive a printed copy of the Proxy Statement and 2018 Annual Report on Form 10-K.

We sincerely hope you will be able to attend our virtual Annual Meeting online. However, whether or not you attend, it is important that you vote your shares.

If you own shares through a broker, bank or other nominee, please vote your shares by providing your voting instructions to your broker, bank or nominee.

Thank you for your consideration and continued support.

Sincerely,

Daniel J. Sullivan Chairman of the Board	Christopher B. Lofgren Chief Executive Officer, President and Director March 14, 2019

Notice of Annual Meeting
of Shareholders

Monday, April 29, 2019

The 2019 Annual Meeting of Shareholders of Schneider National, Inc. will be held online at www.virtualshareholdermeeting.com/SNDR2019 on Monday, April 29, 2019, at 8:00 a.m. Central Time, to vote on the items listed below.

The following items will be voted on at the Annual Meeting:

1.	To elect ten directors, each to serve until the next annual meeting and until his or her successor is duly elected and qualified;
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3.	To hold an advisory vote to approve the compensation of our named executive officers.

We will also take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors unanimously recommends a vote “FOR” items 1, 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.

The Board of Directors fixed the close of business on February 19, 2019 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

If you held your shares on the record date, you can vote your shares by any of the following methods:

ONLINE: You can vote online at www.proxyvote.com.

TELEPHONE: In the U.S. or Canada, you can vote your shares toll-free. Go to www.proxyvote.com to find the phone number.

MAIL: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

ATTENDING THE VIRTUAL MEETING: You may attend the virtual Annual Meeting and vote your shares during the meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/SNDR2019. To attend the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. The Annual Meeting will begin promptly at 8.00 a.m. Central Time. Online check-in will begin at 7:45 a.m. Central Time, and you should allow ample time for the online check-in procedures.

We urge you to submit your proxy as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2019:
The Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available on the Internet at www.proxyvote.com.

Sincerely,

Green Bay, Wisconsin March 14, 2019	Nicholas O. Anderson Acting General Counsel and Secretary

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is being furnished to shareholders by the Board of Directors (“Board”) of Schneider National, Inc. (the “Company,” “Schneider,” “we,” “our,” “us” or similar terms), beginning on or about March 14, 2019.

This proxy statement is being furnished in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Monday, April 29, 2019, at 8:00 a.m. Central Time, online at www.virtualshareholdermeeting.com/SNDR2019, and all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Availability of Proxy Materials

On or about March 14, 2019, we mailed our shareholders a notice regarding the availability of proxy materials on the Internet (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report for the year ended December 31, 2018. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other shareholders, in accordance with their prior requests, have received email notification of how to access our proxy materials and vote over the Internet, or have been mailed paper copies of our proxy materials and a proxy card or a vote instruction form from their bank or broker.

If you want to receive a paper or email copy of the proxy materials, you may request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed in the Notice of Internet Availability by April 15, 2019 to facilitate timely delivery.

Record Date; Voting Rights; Quorum

Only holders of record of our Class A common stock and Class B common stock (collectively, our “Common Stock”) at the close of business on February 19, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote: (a) 83,029,500 shares of Class A common stock, each of which is entitled to ten votes per share, with an aggregate of 830,295,000 votes; and (b) 94,622,306 shares of Class B common stock, each of which is entitled to one vote per share, with an aggregate of 94,622,306 votes. The presence (by virtual attendance online or by proxy) of a majority of the votes entitled to be cast shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes will be considered present for purposes of determining whether a quorum exists. For additional information, please see “How Proxy Votes Are Tabulated” below.

Shareholders of Record; Street Name Shareholders

If your shares of Common Stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the “shareholder of record” with respect to those shares, and the Notice of Internet Availability (and, if applicable, the mailed or emailed proxy materials) is sent directly to you. If your shares are held in an account at a bank, broker, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability (and, if applicable, the mailed or emailed proxy materials) is forwarded to you by that firm.

If you are a shareholder of record, you may vote your shares over the Internet or by telephone by following the instructions on the Notice of Internet Availability. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice of Internet Availability. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your bank or broker and returning it by mail. If you provide specific directions to your broker or nominee on how to vote by mail, telephone or over the Internet, your shares will be voted by your broker or nominee as you have directed.

We may reimburse those firms for reasonable fees and out-of-pocket costs incurred by your bank, broker or nominee in forwarding the Notice of Internet Availability (and, if applicable, the mailed or emailed proxy materials) to you.

Proxy Solicitation

We will bear the cost of our solicitation of proxies. In addition to using the Internet, our directors, officers and employees may solicit proxies in person and by mail, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We will also make arrangements with brokers and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock held by those persons, and we may reimburse those custodians, nominees and fiduciaries for reasonable fees and out-of-pocket expenses incurred.

How to Vote

You may vote in the following ways:

ONLINE: You can vote online at www.proxyvote.com.

TELEPHONE: In the U.S. or Canada, you can vote your shares toll-free. Go to www.proxyvote.com to find the phone number.

MAIL: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

ATTENDING THE VIRTUAL MEETING: You may attend the virtual Annual Meeting and vote your shares during the meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/SNDR2019. To attend the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. The Annual Meeting will begin promptly at 8.00 a.m. Central Time. Online check-in will begin at 7:45 a.m. Central Time, and you should allow ample time for the online check-in procedures.

Unless you virtually attend and vote your shares at the Annual Meeting, we must receive your vote by 11:59 p.m. Eastern Time the day before the Annual Meeting for your vote by proxy to be counted.

How Proxy Votes Are Tabulated

Only the shares of Common Stock represented by valid proxies received and not revoked will be voted at the meeting. Votes cast at the meeting by proxy or electronically by attending shareholders will be tabulated by the Inspector of Election. The Inspector of Election will treat shares of Common Stock represented by a valid proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining on any or all matters.

If you are a beneficial owner of shares held in street name and do not provide the firm that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the firm that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. All other proposals are non-routine matters.

If the firm that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes are treated as present for purposes of determining a quorum, but are not counted as votes “for” or “against” the matter in question or as abstentions, and they are not counted in determining the number of votes present for the particular matter.

If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders (i.e., the persons named in the proxy card provided by our Board) will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting or any adjournment or postponement of the meeting.

If any other business properly comes before the meeting or any adjournment or postponement of the meeting, it is the intention of the proxy holders named in the accompanying proxy card to vote the shares represented by the proxy card on those matters in accordance with their best judgment.

Vote Required to Approve Proposals

Assuming that a quorum is present at the meeting, the votes described in the table below are required under our governing documents and Wisconsin state law. Shares of the Company’s Class A common stock and Class B common stock vote together as a single class in each of the matters described below.

Item	Vote Required	Effect of Abstentions and Broker Non-Votes on Vote Required
Proposal 1 — Election of directors
Each director will be elected by a plurality of the votes cast at the Annual Meeting. Cumulative voting is not permitted. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors.

Abstentions and broker non-votes will have no effect on the election of directors. Votes “withheld” will have no effect. Only votes cast “for” a director will have an effect on the election of directors.

If your broker holds shares in your name, the broker, in the absence of voting instructions from you, is not entitled to vote your shares

Proposal 2 — Ratification of appointment of independent registered public accounting firm	Votes cast “for” this proposal must exceed the votes cast “against” it to be approved.
Abstentions and broker non-votes do not count as votes “for” or “against” this proposal and will be disregarded in the calculation of votes cast.

If your broker holds shares in your name, the broker, in the absence of voting instructions from you, is entitled to vote your shares

Proposal 3 — Advisory vote to approve the compensation of our named executive officers	The votes cast “for” this proposal must exceed the votes cast “against” this proposal for it to be approved.
Abstentions and broker non-votes do not count as votes “for” or “against” this proposal and will be disregarded in the calculation of votes cast.

If your broker holds shares in your name, the broker, in the absence of voting instructions from you, is not entitled to vote your shares

How to Revoke Your Proxy

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your previously submitted proxy by submitting a written notice of revocation to us, by voting again on a later date over the Internet, by telephone or by signing and returning a new proxy card by mail (in which case only your latest proxy submitted prior to the Annual Meeting will be counted), or by virtually attending and voting during the Annual Meeting. Your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again.

Information on Attending the Annual Meeting

The Annual Meeting will be held entirely online through an audio webcast to allow broader participation. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and the Company by means of a virtual shareholder meeting. Hosting a virtual meeting will enable increased shareholder attendance and participation since shareholders can attend from any location around the world.

Shareholders may attend the virtual Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/SNDR. To attend the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Shares held in your name as the shareholder of record on the record date may be voted electronically during the Annual Meeting. Shares for which you were the beneficial owner as of the record date but not the shareholder of record also may be voted electronically during the Annual Meeting. Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to participate in the Annual Meeting.

The Annual Meeting will begin promptly at 8.00 a.m. Central Time. Online check-in will begin at 7:45 a.m. Central Time, and you should allow ample time for the online check-in procedures.

Householding

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability, annual report to shareholders or proxy statement. Upon written or oral request, we will promptly deliver a separate copy of our Notice of Internet Availability, annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. For future deliveries of Notices of Internet Availability, annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the Notice of Internet Availability, annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify us of their requests by calling or writing Nicholas O. Anderson, Acting General Counsel and Secretary, at Schneider National, Inc., 3101 South Packerland Drive, Green Bay, WI 54313, or at telephone number (920) 592-2000.

Annual Report to Shareholders

Our Annual Report for the year ended December 31, 2018 accompanies this Proxy Statement and is also available on the Internet. Please follow the instructions in the Notice of Internet Availability if you want to review our Annual Report online. Our Annual Report contains financial and other information about us. The Annual Report is not a part of this Proxy Statement.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that, in conjunction with our Amended and Restated Bylaws (our “Bylaws”) and the Board committee charters, establish principles and practices relating to the operation of our Board and its committees. The Corporate Governance Guidelines address our director qualification and independence standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession planning and the Board’s annual self-evaluation of its performance.

The Corporate Governance Guidelines are available, free of charge, on our website, https://schneider.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other Company report or document on file with or furnished to the SEC. A copy of our Corporate Governance Guidelines is also available free of charge in print to any shareholder who requests a copy by writing to our Corporate Secretary at 3101 South Packerland Drive, Green Bay, WI 54313.

Code of Conduct

We maintain a Code of Conduct that qualifies as a “code of ethics” under applicable SEC regulations. Our Code of Conduct applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the Code of Conduct for directors or executive officers may be made only by our Board and will be promptly disclosed to our shareholders through publication on our website, https://schneider.com. Our Audit Committee is responsible for annually reviewing the process for communicating and monitoring compliance with the Code of Conduct. Amendments to the Code of Conduct must be approved by our Board and will be promptly disclosed (other than technical, administrative or non-substantive changes). A copy of our Code of Conduct is available on our website, https://schneider.com, and is also available free of charge in print to any shareholder who requests a copy by writing to our Corporate Secretary at 3101 South Packerland Drive, Green Bay, WI 54313.

Director Independence

The Board has adopted director independence standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the listing standards of the New York Stock Exchange (the “NYSE”). These standards are available, free of charge, on the Company’s website, https://schneider.com, as part of our Corporate Governance Guidelines. Based on these standards, our Board has determined that each of James R. Giertz, Adam P. Godfrey, Robert W. Grubbs, Norman E. Johnson, Daniel J. Sullivan and James L. Welch is independent under applicable NYSE rules and the director independence standards adopted by the Board, while Mary P. DePrey, Thomas A. Gannon, Christopher B. Lofgren and Kathleen M. Zimmermann are not deemed to be independent. Accordingly, six of the ten current members of the Board are independent under the NYSE rules and the standards adopted by the Board.

NYSE Controlled Company Exemptions

While a majority of the members of the Board are independent under the listing standards of the NYSE and the director independence standards adopted by the Board, our Company is eligible for an exemption from certain requirements of the NYSE relating to, among other things, the independence of directors. Since the Schneider National, Inc. Voting Trust holds a majority of the total voting power of our outstanding common stock (see “Information Regarding Beneficial Ownership of Principal Shareholders, the Board and Management” later in this proxy statement), our Company is considered a “controlled company” under the corporate governance listing standards of the NYSE. As a controlled company, we are eligible for the NYSE’s exemption of controlled companies from the obligation to comply with certain of the NYSE’s corporate governance requirements, including the requirements:

•	that a majority of the Board consist of independent directors, as defined under the rules of the NYSE;
•	that the Company have a corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Of these exemptions, we currently use only the second – the exemption from the requirement to have a corporate governance committee composed entirely of independent directors – and we do not currently use any other controlled company exemption.

Board Structure and Leadership

Our Board currently consists of ten directors. In accordance with our Amended and Restated Articles of Incorporation (our “Articles”) and our Bylaws, each of our directors holds office until the next annual meeting of shareholders or until his or her successor is elected and qualified. Each of our directors and director-nominees must satisfy certain conditions specified in our Bylaws, including that such individual cannot be 74 years or older, cannot be a material customer or supplier, cannot be an officer of any entity of which any other of our directors is a director or a director of any entity of which any other director is an officer and must have his or her nomination approved by the unanimous vote of our full Board if such individual has served on our Board for more than 14 consecutive fiscal years. At each annual meeting of our shareholders, our shareholders elect the members of our Board. There is no limit on the number of terms a director may serve on our Board.

Pursuant to the Schneider Family Board Nomination Process Agreement (the “Schneider Family Nomination Agreement”), five specified members of the Schneider family have the right to nominate, and we are obligated to include in the slate of nominees recommended to shareholders of the Company for election as a director at any meeting of shareholders at which directors are to be elected, two family members to serve on our Board on an annual, rotating basis.

Each Schneider family member nominated in accordance with the Schneider Family Nomination Agreement must satisfy the qualifications for service as a director included in the Bylaws or such qualifications must be waived in accordance with the Bylaws. The directorships will rotate among the five Schneider family members through 2025, with each director anticipated to serve for three consecutive years, plus the remainder of any rotation in effect at the time of the consummation of our initial public offering (our “IPO”). After the rotation system described above is complete, the five specified Schneider family members may, if they have at least 80% of such family members in agreement, propose to the Corporate Governance Committee an amendment to the agreement, consistent with such agreement, to cover nominations in subsequent periods, the approval of which cannot be unreasonably withheld by either the Corporate Governance Committee or the Board.

The two Schneider family members currently serving on our Board are Mary P. DePrey and Kathleen M. Zimmermann.

Mr. Sullivan, one of our non-employee independent directors, currently serves as the Chairman of our Board. Our Board believes that the separation of the role of Chief Executive Officer and Chairman of our Board is the most appropriate leadership structure for our Board at this time. Separating these positions allows our Chief Executive Officer to focus on our day-to-day operations while the Chairman of our Board leads our Board in its role of providing independent oversight and advice to management.

Board Role in Risk Oversight

Our Board has general oversight of the management of our Company’s risks, including risks related to cybersecurity, which includes working with management to establish and monitor our Company’s risk appetite and the significant risks that may affect our enterprise. The committees of our Board of directors also assist our Board in carrying out its risk oversight function. For example, our Audit Committee has responsibility for annually assessing the top risks identified as part of our enterprise risk management program and for reviewing the annual enterprise risk assessment that provides the basis for our annual internal audit plan. In addition, our Compensation Committee provides oversight with respect to risks related to our compensation practices.

Board Meetings

During 2018, the Board met four times. The non-management directors met at each Board meeting in executive session without any member of management present. The Chairman of the Board presides over the meetings of non-management directors. During 2018, each incumbent director attended, in the aggregate, more than 75% of the Board meetings and meetings of the Board committees on which the director served.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board, which can be reviewed on our website at https://schneider.com and are also available free of charge in print to any shareholder who requests them by writing to our Corporate Secretary at 3101 South Packerland Drive, Green Bay, WI 54313.

Audit Committee

Our Audit Committee consists of James R. Giertz, as Chair, Adam P. Godfrey and James L. Welch. Our Board has determined that each of Mr. Giertz, Mr. Godfrey and Mr. Welch is an “audit committee financial expert” as defined by the SEC. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and accordingly assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee establishes the scope of our annual audit, reviews the report and comments of our independent registered public accounting firm, is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and performs any other activities delegated to the Committee by the Board. The Audit Committee met five times during 2018. Our Board has determined that all of our Audit Committee members are independent within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE.

Compensation Committee

Our Compensation Committee consists of Robert W. Grubbs, as Chair, Norman E. Johnson and Daniel J. Sullivan. The Compensation Committee is responsible for assisting our Board in discharging its responsibilities relating to establishing and reviewing the compensation of our officers and approving, overseeing and monitoring incentive and other benefit plans for our employees and performing any other activities delegated to the Committee by the Board. The Compensation Committee met five times during 2018. Our Board has determined that all of our Compensation Committee members are independent within the meaning of the listing standards of the NYSE.

The Compensation Committee has the sole authority under its charter to retain, oversee or terminate any independent compensation consultant, independent legal counsel or other advisors. It may, however, select such advisors only after taking into consideration all factors relevant to the advisors’ independence from management, including those specified in the NYSE Listed Company Manual. We provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to advisors retained by the Compensation Committee.

In connection with setting compensation for our named executive officers and our directors for 2018, the Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), to provide advice concerning our executive and director compensation programs, as described in further detail under “Executive Compensation—Compensation Discussion and Analysis.” Except for this engagement, the Compensation Committee did not retain a compensation consultant and FW Cook did not provide any other services to our Company. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and NYSE listing standards and concluded that FW Cook’s work for the Compensation Committee does not raise any conflict of interest.

Corporate Governance Committee

Our Corporate Governance Committee consists of Norman E. Johnson, as Chair, Mary P. DePrey, Thomas A. Gannon, James R. Giertz, Adam P. Godfrey, Robert W. Grubbs, Daniel J. Sullivan, James L. Welch and Kathleen M. Zimmermann. Each of the Corporate Governance Committee members is independent except for Ms. DePrey, Mr. Gannon and Ms. Zimmermann, who are not deemed to be independent. The Corporate Governance Committee assists our Board in identifying individuals qualified to become members of our Board consistent with criteria established by our Board and in developing our corporate governance guidelines. This Committee’s responsibilities include selecting individuals to be proposed for nomination as directors of the Company, nominating individuals for election as directors of the Company, establishing and nominating directors for appointment to committees of the Board, reviewing the performance and qualifications of directors, reviewing and recommending policies to the Board and establishing and reviewing compensation for the Board and performing any other activities delegated to the Committee by the Board. The Corporate Governance Committee met four times during 2018.

Our Bylaws provide that those members of our Corporate Governance Committee who are not members of the Schneider family serve as trustees of the Voting Trust in accordance with the terms of the Voting Trust. Our Bylaws also provide that the Chairman of our Corporate Governance Committee will be an individual who is not a member of the Schneider family, and that our Corporate Governance Committee will at all times consist of each director that is a member of the Schneider family and up to seven directors who are not members of the Schneider family.

Director Nominations

The Corporate Governance Committee identifies director candidates based upon suggestions by current non-employee directors, management members or shareholders. In addition, the Corporate Governance Committee may engage search firms to assist it in identifying director candidates. The Committee will consider director candidates recommended by shareholders and, except as described below with respect to the Schneider Family Nomination Agreement and our Articles and Bylaws, the Committee applies the same criteria to candidates recommended by shareholders and candidates recommended by non-employee directors or management members. In considering candidates submitted by shareholders, as well as candidates submitted by non-employee directors or management members, the Corporate Governance Committee will take into consideration the factors specified in our Corporate Governance Guidelines, as well as the current needs of the Board and the qualifications of the candidate. The Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that those shares have been held. Our Bylaws describe conditions that must be met by any director or director-nominee, including that the individual cannot be 74 years or older, cannot be a material customer or supplier, cannot be an officer of any entity of which any other of our directors is a director or a director of any entity of which any other director is an officer and must have his or her nomination approved by the unanimous vote of our full Board if such individual has served on our Board for more than 14 consecutive fiscal years. Neither the Committee nor the Board has a formal policy with respect to diversity. However, the Committee and the Board each believe it is important that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. To recommend a candidate for consideration by the Corporate Governance Committee, a shareholder must submit the recommendation in writing, including the following information:

•	the name of the shareholder and evidence of the shareholder’s ownership of Common Stock, including the number of shares owned and the length of time the shares have been owned; and
•	the name of the candidate, the candidate’s résumé or a list of the candidate’s qualifications to be a director of the Company, and the candidate’s consent to be named as a director nominee if recommended by the Corporate Governance Committee and nominated by the Board.

Recommendations and the information described above should be sent to the Corporate Secretary at 3101 South Packerland Drive, Green Bay, WI 54313. We did not engage any third party to identify or evaluate potential nominees.

Pursuant to the Schneider Family Nomination Agreement, five specified members of the Schneider family have the right to nominate, and we will include in the slate of nominees recommended for election as a director, two family members to serve on our Board on an annual, rotating basis. Each Schneider family member nominated in accordance with that agreement must satisfy the qualifications for service as a director set forth in the Bylaws or such qualifications must be waived in accordance with such Bylaws. The directorships will rotate among the five Schneider family members through 2025, with each director expected to serve for three consecutive years, plus the remainder of any current rotation at the time of our IPO. After the rotation system described above is complete, the five specified Schneider family members may, if they have at least 80% of such family members in agreement, propose to the Corporate Governance Committee an amendment to the agreement, consistent with such agreement, to cover nominations in subsequent periods, the approval of which shall not be unreasonably withheld by either the Corporate Governance Committee or the Board.

The two Schneider family members currently serving on our Board are Mary P. DePrey and Kathleen M. Zimmermann.

Nominations of persons for election to the Board may be made at a meeting of shareholders by or at the direction of the Board, upon the recommendation of the Corporate Governance Committee, by any shareholder of the Corporation who is a shareholder of record of the Corporation at the time notice of the meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our Bylaws, or pursuant to the Schneider Family Nomination Agreement. Only persons nominated in accordance with all of the procedures set forth in our Articles and Bylaws or the Schneider Family Nomination Agreement will be eligible for election as directors.

For a director nomination made by a shareholder to be timely with respect to an annual meeting, the shareholder’s notice must be delivered to or mailed and received by our Corporate Secretary in proper written form at Schneider National, Inc., 3101 South Packerland Drive, Green Bay, WI 54313 no later than the close of business on the 90th day prior to, and not earlier than the close of business on the 120th day in advance of, the anniversary of the annual meeting of shareholders held in the prior year. If the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the prior year’s annual meeting, or if no annual meeting was held in the prior year, notice must be received not later than the close of business on the 10th day following the day on which we first give notice to shareholders of the annual meeting. However, if the number of directors to be elected to the Board is increased and there has been notice naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a shareholder may deliver a notice of nomination in accordance with the preceding sentence, a shareholder’s notice will be considered timely with respect to nominees for any new positions created by the increase if it is received by our Corporate Secretary at the address indicated above no later than the close of business on the 10th day following the day on which we first give notice of the meeting to shareholders. For a shareholder’s notice of a director nomination to be in proper written form, the notice must include the information set forth in our Bylaws.

The deadline for submission of nominations for the Annual Meeting has passed. Candidate submissions by shareholders for our 2020 annual meeting of shareholders must be received by us no later than January 29, 2020 and no earlier than December 30, 2019.

Communications with Directors

The Board is interested in receiving communications from shareholders and other interested parties, which would include, among others, customers, suppliers and employees. These parties may contact any member (or members) of the Board or any committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit Committee is interested in receiving communications from employees and other interested parties, which would include shareholders, customers, suppliers and employees, on issues regarding accounting, internal controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by postal mail to the office of the Corporate Secretary at Schneider National, Inc., 3101 South Packerland Drive, Green Bay, WI 54313.

The Corporate Secretary will forward to the applicable directors each communication received as described in the preceding paragraph other than: junk mail and mass mailings; product complaints, product or service inquiries and new product or service suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is deemed unduly hostile, threatening, illegal or similarly unsuitable.

Related Person Transactions Policy

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, involving an amount greater than $120,000 in which we were or are to be a participant and a related person (or any immediate family member or affiliated entity) is or will be involved.

Under the policy, each director and executive officer is required to identify any such transaction, arrangement or relationship that they, their immediate family members or their affiliated firms are or will be involved in, and of any changes to such transactions, arrangements or relationships. The Corporate Governance Committee is responsible for reviewing each disclosed covered transaction, arrangement or relationship to determine whether the transaction qualifies as a related person transaction due to the related person having a direct or indirect material interest. If the Corporate Governance Committee determines a transaction qualifies as a related person transaction, it will take any action it deems to be necessary and appropriate, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Corporate Governance Committee participate in those determinations. If it is not practical to convene a meeting of the Corporate Governance Committee, the Chair of the Corporate Governance Committee may make a determination and report it to the other members of the Corporate Governance Committee. The factors to be considered in making the determination include, but are not limited to:

•	the related person involved and his, her or its relationship to our Company;
•	the related person’s interest and role in the proposed transaction;
•	the proposed terms of the transaction (including aggregate value and value to be derived by the related person);
•	the benefits to our Company of the proposed transaction;
•	if applicable, the availability to us of alternative means or transactions to obtain like benefits;
•	an assessment of whether the proposed transaction is on terms that are comparable to the terms that would exist in a similar transaction with an unaffiliated third party (or other information bearing on whether the proposed transaction is fair to us); and
•	an assessment of whether the proposed transaction is consistent with our other policies that also govern the proposed transaction.

The Corporate Governance Committee is required to report its action with respect to any related person transaction to the Board. In addition, the Audit Committee will review all related party transactions and may approve or disapprove a transaction.

Related Person Transactions in 2018

The following is a description of each transaction that has occurred during 2018, and each currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Schneider Family Board Nomination Process Agreement

Pursuant to the Schneider Family Nomination Agreement, five specified members of the Schneider family – Mary P. DePrey, Therese A. Koller, Paul J. Schneider, Thomas J. Schneider and Kathleen M. Zimmermann – have the right to nominate, and we are required to include in the slate of nominees recommended to our shareholders for election as a director at any meeting of shareholders at which directors are to be elected, two family members to serve on our Board on an annual, rotating basis. Each Schneider family member nominated in accordance with such agreement must satisfy the qualifications for service as a director set forth in the Bylaws or such qualifications must be waived in accordance with such Bylaws. The directorships will rotate among the five Schneider family members through 2025, with each director expected to serve for three consecutive years, plus the remainder of any current rotation at the time of the consummation of our IPO. After the rotation system described above is complete, the five specified Schneider family members may, if they have at least 80% of such family members in agreement, propose to the Corporate Governance Committee an amendment to the agreement, consistent with such agreement, to cover nominations in subsequent periods, the approval of which shall not be unreasonably withheld by either the Corporate Governance Committee or the Board.

Registration Rights Agreement

Certain holders of shares of our Class A common stock and Class B common stock are entitled to rights with respect to the registration of their shares of Class B common stock under a registration rights agreement. The shareholders entitled to these rights are Mary P. DePrey, Therese A. Koller, Paul J. Schneider, Thomas J. Schneider, Kathleen M. Zimmermann, the Donald J. Schneider Childrens Trust #1 f/b/o Mary P. DePrey, the Donald J. Schneider Childrens Trust #2 f/b/o Mary P. DePrey, the Donald J. Schneider Childrens Trust #1 f/b/o Paul J. Schneider, the Donald J. Schneider Childrens Trust #2 f/b/o Paul J. Schneider, the Donald J. Schneider Childrens Trust #1 f/b/o Therese A. Koller, the Donald J. Schneider Childrens Trust #2 f/b/o Therese A. Koller, the Donald J. Schneider Childrens Trust #1 f/b/o Thomas J. Schneider, the Donald J. Schneider Childrens Trust #2 f/b/o Thomas J. Schneider, the Donald J. Schneider Childrens Trust #1 f/b/o Kathleen M. Zimmermann, the Donald J. Schneider Childrens Trust #2 f/b/o Kathleen M. Zimmermann, the Donald J. Schneider 2000 Trust f/b/o Mary P. DePrey, the Donald J. Schneider 2000 Trust f/b/o Therese A. Koller, the Donald J. Schneider 2000 Trust f/b/o Paul J. Schneider, the Donald J. Schneider 2000 Trust f/b/o Thomas J. Schneider, the Donald J. Schneider 2000 Trust f/b/o Kathleen M. Zimmermann, the Paul J.

Schneider 2011 Trust, the Mary P. DePrey 2011 Trust, the Therese A. Koller 2011 Trust and the Kathleen M. Zimmermann 2011 Trust (collectively, the “Registration Rights Parties”). The rights provided to these shareholders under the agreement are described below.

Demand registration rights

Each of the Registration Rights Parties has the right to demand that we file up to one registration statement within any six-month period. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use reasonable best efforts to effect the registration as expeditiously as possible.

Shelf registration rights

At any time after we become eligible to file a registration statement on Form S-3, the Registration Rights Parties will be entitled to have their shares of Class B common stock, including shares of Class A common stock that will convert into shares of Class B common stock if such shares of Class A common stock are transferred outside of the Voting Trust as specified in the Voting Trust Agreement and our Articles, registered by us on a Form S-3 registration statement at our expense. These shelf registration rights are subject to specified conditions and limitations.

Expenses and indemnification

We will pay all expenses relating to any demand or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Class B common stock and their directors, officers, trustees and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act of 1933, as amended, state law or otherwise.

Termination of registration rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Compensation Committee Interlocks and Insider Participation

During 2018, none of the members of our Compensation Committee was an officer or employee of our Company or was formerly an officer of our Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, during 2018, none of our executive officers served as a director or a member of the compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Anti-Hedging and Anti-Pledging Policies

As part of our insider trading policy, our directors, officers and other employees are prohibited from short selling our securities and from buying or selling options of any kind, including puts, calls or other derivative securities. Our directors, officers and other employees are also prohibited from pledging our securities or purchasing our securities on margin or incurring any indebtedness secured by a margin or similar account in which our securities are held without the prior approval of the Audit Committee.

COMPENSATION OF DIRECTORS

General

Under our director compensation policy, which applies generally to all of our non-employee directors, each non-employee director is entitled to:

•	an annual cash retainer of $75,000, paid quarterly in arrears, which the director can elect to receive in whole or in part in the form of shares of our Class B common stock; and
•	equity-based compensation of $125,000 in the form of restricted share units, subject to the terms described below.

Equity awards are granted to each director annually on the date of our annual shareholder meeting, prospectively for the year of service following the annual shareholder meeting, and will vest on the earlier of (1) the one-year anniversary of the grant date and (2) the following year’s shareholder meeting, subject to continued service. Any director who joins our Board mid-year will receive a pro rata portion of equity-based compensation for service during the balance of the director’s service year, which will vest on the date of the next annual meeting.

In addition, our director compensation policy provides for annual cash retainers, paid quarterly in arrears, for the Chairperson of our Board and committee Chairs, in the following amounts:

•	$100,000 for the Chairperson;
•	$20,000 for the Chair of our Audit Committee;
•	$15,000 for the Chair of our Compensation Committee; and
•	$10,000 for the Chair of our Corporate Governance Committee.

Chair fees may be paid in whole or in part in the form of shares of our Class B common stock at the director’s election. Directors also may elect to defer all or a portion of their cash or equity-based compensation. In addition, all directors are eligible to participate in our medical plan and dental plan on a basis equivalent to our employees.

2018 Director Compensation Table

The following table sets forth the compensation for each of our non-employee directors in 2018:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Non- equity incentive plan compen- sation ($)	Non- qualified deferred compen- sation earnings ($)	All other compen- sation ($)	Total ($)
Mary P. DePrey(3)	51,717	125,012	-	-	-	176,729
Thomas A. Gannon	75,000	125,012	-	-	-	200,012
James R. Giertz	88,791	125,012	-	-	-	213,803
Adam P. Godfrey	81,264	125,012	-	-	-	206,276
Robert W. Grubbs	90,000	125,012	-	-	-	215,012
Norman E. Johnson	85,000	125,012	-	-	-	210,012
Therese A. Koller	23,489	-	-	-	-	23,489
Daniel J. Sullivan	175,000	125,012	-	-	-	300,012
James L. Welch(4)	31,386	90,758	-	-	-	122,144
Kathleen M. Zimmermann	75,000	125,012	-	-	-	200,012
(1)	Represents the amounts of annual Board and Chairperson cash retainers that were earned during 2018. The following directors elected to receive, in lieu of cash, the following numbers of fully vested shares of our Class B common stock or deferred share units: Mr. Godfrey, 3,397; Mr. Grubbs, 3,783; Mr. Johnson, 3,574; and Mr. Sullivan, 7,355. The amounts shown in the table reflect the grant date fair value of these awards, determined in accordance with the applicable accounting guidance for equity-based awards.
(2)	Amounts reflect the grant date fair value of share awards, determined in accordance with the applicable accounting guidance for equity-based awards. See Note 14 to the audited consolidated financial statements included in our Annual Report on Form 10-K for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations.
(3)	Ms. DePrey was elected to our Board on April 23, 2018.
(4)	Mr. Welch joined our Board on July 31, 2018.

As our President and Chief Executive Officer, Christopher B. Lofgren is compensated as an employee of the Company and, as such, he received no compensation in his capacity as a director in fiscal year 2018. For a description of Dr. Lofgren’s fiscal year 2018 compensation, please see “Compensation Discussion and Analysis” and “Executive Compensation Tables and Narrative” below.

We maintain a director stock ownership policy under which each non-employee director is expected to retain equity with a value of five times the annual Board cash retainer. Each director is required to maintain 75% of all shares from equity awards on an after-tax basis until achievement of the requirements of our director stock ownership policy. Only shares held outright and vested and deferred stock units (not unvested equity awards) count toward satisfaction of the ownership requirement.

PROPOSAL 1:
ELECTION OF DIRECTORS

On the recommendation of the Corporate Governance Committee, the Board has nominated the persons listed below for election as directors at the Annual Meeting, each to serve until the next annual meeting and until his or her successor is duly elected and qualified. Each of the nominees is an incumbent director, with the exception of Mr. Mark B. Rourke, our incoming Chief Executive Officer, and Mr. John A. Swainson. Mr. Rourke, Mr. Swainson and Mr. James Welch were each nominated by the Board.

Each of the nominees has confirmed to us that he or she expects to be able to continue to serve as a director until the end of his or her term. If, however, at the time of the Annual Meeting, any of the nominees named below is not available to serve as a director (an event that the Board does not anticipate), all the proxies granted to vote in favor of that director’s election will be voted for the election of any other person or persons that the Board may nominate.

Our policy is that all directors and nominees are encouraged and expected to attend our annual meetings of shareholders. All incumbent directors attended our 2018 Annual Meeting, with the exception of Mr. Welch.

Vote Required

Each director will be elected by a plurality of the votes cast at the Annual Meeting. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Abstentions and broker non-votes will have no effect on the election of directors. Votes “withheld” will have no effect. Only votes cast “for” a director will have an effect on the election of directors.

Biographical Information of Director Nominees

Set forth below are each nominee’s name, age, principal occupation for at least the last five years and other biographical information, including the year in which each was first elected as a director of the Company. In addition, the biographies discuss the particular experience, qualifications, attributes and skills of the director that, in light of the Company’s business and structure, led the Board to conclude that the individual should serve on the Board of the Company.

MARY P. DEPREY
Age: 60 Director since: 2018 Committees: Corporate Governance
Experience

Ms. DePrey engages in philanthropic work and serves on the board of a variety of non-profit organizations. She holds a bachelor’s degree from the College of St. Catherine. Ms. DePrey is the sister of director Kathleen M. Zimmermann.

Qualifications

We believe that Ms. DePrey is qualified to serve on our Board due to her deep knowledge of Schneider, its history and its corporate values, in addition to her business and leadership experience.

JAMES R. GIERTZ
Age: 62 Director since: 2017 Committees: Audit, Chair Corporate Governance
Experience

Mr. Giertz served as Chief Financial Officer of H.B. Fuller Company (NYSE: FUL), a formulator, manufacturer and marketer of adhesives, sealants and other specialty chemical products, from 2008 until May 2016, after which he became Executive Vice President with responsibility for H.B. Fuller Company’s strategy deployment efforts until his retirement in February 2017. He has served as a member of the board of directors of Hill-Rom Holdings, Inc. (NYSE: HRC), a medical technology company, since 2009 and currently is a member of that company’s audit committee. Mr. Giertz holds a bachelor of science degree from Iowa State University and an M.B.A. from Harvard University.

Qualifications

We believe Mr. Giertz is qualified to serve on our Board because of his experience as an executive and director of publicly traded companies and because of his knowledge of strategy development and finance.

ADAM P. GODFREY
Age: 56 Director since: 2005 Committees: Audit Corporate Governance
Experience

Mr. Godfrey is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Godfrey is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Mr. Godfrey serves on the Board of Directors of First American Payment Systems Holdings, Inc., Rightpoint Consulting LLC, American Orthodontics Corporation, International Money Express, Inc. and Vereco, Inc. Previously, Mr. Godfrey spent nearly 19 years with Lindsay Goldberg and its predecessor entities, which he joined in 1992. Mr. Godfrey holds a bachelor’s degree from Brown University and a master’s degree in business administration from the Tuck School of Business at Dartmouth.

Qualifications

We believe that Mr. Godfrey is qualified to serve on our Board because of his extensive experience in finance, investing and corporate strategy during his time at Stella Point Capital and Lindsay Goldberg and his prior experience serving on the Boards of Directors of several portfolio companies in which Stella Point Capital and Lindsay Goldberg invested.

ROBERT W. GRUBBS
Age: 62 Director since: 2012 Committees: Compensation, Chair Corporate Governance
Experience

Mr. Grubbs serves as the Non-Executive Chairman of Ohio Transmission Corp., a distributor of motion control and related products and services. From 1998 to 2008, Mr. Grubbs served as the President and Chief Executive Officer of Anixter International Inc., a Chicago-based distributor of network and security solutions, electrical and electronic solutions and utility power solutions. From 1994 to 2008 Mr. Grubbs was also the President and Chief Executive Officer of Anixter Inc., a subsidiary of Anixter International Inc. Mr. Grubbs holds a bachelor’s degree in business administration from the University of Missouri.

Qualifications

We believe Mr. Grubbs is qualified to serve on our Board because of his extensive executive, leadership and director experience, his experience as an executive and director of a publicly traded company and because of his expertise in the area of supply chain services (including 3PL).

NORMAN E. JOHNSON
Age: 70 Director since: 2006 Committees: Corporate Governance, Chair Compensation
Experience

Since August 2012, Mr. Johnson has served on the Board of Directors of Cracker Barrel Old Country Store, Inc., an operator of stores and restaurants. From March 2000 to July 2010, Mr. Johnson served as President, Chairman and Chief Executive Officer of CLARCOR Inc., a diverse filtration company. From July 2010 to December 2011, Mr. Johnson was the Chairman and Chief Executive Officer of CLARCOR, and he later served as the Executive Chairman of CLARCOR from December 2011 until his retirement in November 2012. In addition, Mr. Johnson served from July 2012 until October 2016 on the Board of Directors of CIRCOR International, Inc., a manufacturer of valves and other highly engineered products and sub-systems used in the energy, aerospace and industrial markets. Mr. Johnson holds a bachelor’s degree in business administration from the University of Iowa and a master’s degree in business administration from Drake University.

Qualifications

We believe Mr. Johnson is qualified to serve on our Board because of his extensive executive, leadership and director experience, his experience as an executive and director of publicly traded companies and because of his deep knowledge of integration and distribution networks.

MARK B. ROURKE
Age: 54
Experience

In 2018, Mr. Rourke was selected by the Board to succeed Christopher B. Lofgren as our Chief Executive Officer and President. He joined Schneider in 1987 as a Service Team Leader. He also previously served as General Manager of Schneider Transportation Management and held a variety of leadership roles at Schneider, including Vice President of Customer Service, Director of Transportation Planning for Customer Service, Midwest Area Service Manager and Director of Driver Training. He served as our President of Truckload Services before being named Chief Operating Officer and Executive Vice President in 2015. Mr. Rourke currently serves on the Board of Directors of New North Inc. He holds a bachelor’s degree in marketing from the University of Akron and has attended programs on corporate governance and strategic leadership at Harvard University.

Qualifications

We believe that Mr. Rourke is qualified to serve on our Board because of his extensive knowledge and experience in all aspects of our business, and his extensive technical expertise in all aspects of our truckload, intermodal and logistics services.

DANIEL J. SULLIVAN
Age: 72 Director since: 2009 Chairman since: 2014 Committees: Compensation Corporate Governance
Experience

Mr. Sullivan is a Principal of Flyway, LLC, a private investment company. He most recently served as the President and Chief Executive Officer of FedEx Ground from 1998 until 2007. FedEx Ground is a wholly owned subsidiary of FedEx Corporation. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System. In 1995, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Roadway Services. Mr. Sullivan serves as the Chairman of the Board of Directors of Computer Task Group, Inc., a publicly traded IT solutions and staffing services company, and as a member of its audit committee. He has been a member of the Computer Task Group Board of Directors since 2002 and its Chairman since 2014. He previously served as a member of the Board of Directors of The Medical University of South Carolina Foundation from 2009 to 2018. Mr. Sullivan previously served as a member of the Board of Directors of Pike Electric, Inc. from 2007 to 2014 (Pike Electric was sold in December 2014 to Court Square Capital Partners), GDS Express (Akron, Ohio) from 2004 to 2009 and Gevity, Inc. (Bradenton, Florida) from 2008 to 2009. He is a former federal commissioner for the Flight 93 National Memorial project in Somerset County, Pennsylvania. Mr. Sullivan holds a bachelor’s degree from Amherst College.

Qualifications

We believe that Mr. Sullivan is qualified to serve on our Board because of his extensive leadership and executive experience, his experience as a director of publicly traded companies and because of his operational experience with companies having large and diverse employee workforces across geographic markets.

JOHN A. SWAINSON
Age: 64 Anticipated Committees: Audit
Experience

Mr. Swainson is an investor, board member and Executive Partner of Siris Capital, a New York-based private equity firm. Mr. Swainson is the Chairman of Travelport, Inc. and sits on the boards of Visa, Inc. and Stratus Systems, Inc., as well as the advisory board of Midis Group. He is also a Governor at the University of Waterloo (Ontario, Canada). Previously, Mr. Swainson was President of the Dell Software group from 2012-2016 and served as a Senior Advisor to Silver Lake, a large technology focused private equity firm. He was formerly on the boards of Broadcom, Inc.; Cadence Design Systems; Assurant; SecureKey, Inc.; and Serena Software, where he was the Chairman. He was also the Chief Executive Officer and Director of CA Technologies and held a series of senior leadership roles during a 26-year career at IBM. Mr. Swainson holds a Bachelor’s Degree in Applied Science from the University of British Columbia and has attended numerous executive education programs, to include Wharton and Harvard.

Qualifications

We believe Mr. Swainson is qualified to serve on our Board because of his extensive experience as an executive and director of publicly traded companies.

JAMES L. WELCH
Age: 64 Director since: 2018 Committees: Audit Corporate Governance
Experience

Mr. Welch served as Chief Executive Officer of YRC Worldwide, a $5 billion transportation company providing LTL transportation services throughout North America, from July 2011 until his retirement in April 2018. Mr. Welch served as President and Chief Executive Officer of Dynamex Inc. from 2008 until 2011. Mr. Welch also was President and Chief Executive Officer of Yellow Transportation, a YRC Worldwide subsidiary from 2000-2007. He has served as a member of the board of directors of at SkyWest, Inc. (NASDAQ: SKYW) since 2007 and serves on the Audit, Governance and Safety committees. Mr. Welch holds a Bachelor of Science Degree from West Texas A&M University. In addition, he has attended the Executive Development Program at Yale University and the Center for Service Leadership at Arizona State University.

Qualifications

We believe Mr. Welch is qualified to serve on our Board because of his experience as an executive and director of publicly traded companies and because of his knowledge of transportation, strategy development and finance.

KATHLEEN M. ZIMMERMANN
Age: 52 Director since: 2017 Committees: Corporate Governance
Experience

Ms. Zimmermann is currently a real estate investor and holds her real estate license. She received her bachelor’s degree in marketing from Marquette University. Ms. Zimmermann is the sister of director Mary P. DePrey. Ms. Zimmermann has held a variety of sales leadership roles throughout her career including with Schneider Communications, Frontier Communications and Global Crossing.

Qualifications

We believe that Ms. Zimmermann is qualified to serve on our Board due to her deep knowledge of Schneider, its history and its corporate values, in addition to her business and leadership experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE (PROPOSAL 1).

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been appointed by the Audit Committee to serve as our independent registered public accounting firm for the year ending December 31, 2019. Deloitte & Touche LLP has been our independent registered public accounting firm since 2002. The Audit Committee believes that the continued retention of Deloitte & Touche LLP is in the best interests of the Company and our shareholders.

As provided in the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, determination of compensation, retention, oversight, and termination (subject, if applicable, to shareholder ratification) of any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In determining whether to reappoint Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with Deloitte & Touche LLP, an assessment of the professional qualifications and past performance of the lead engagement partner and Deloitte & Touche LLP, and the potential impact of changing independent registered public accounting firms.

The Audit Committee periodically evaluates the performance and independence of Deloitte & Touche LLP to determine whether we should continue to retain the firm. To this end, at least annually, Deloitte & Touche LLP makes a presentation to the Committee regarding the services it provides, and our Chief Financial Officer provides the Committee with his assessment of the firm’s performance. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte & Touche LLP. In addition, in conjunction with the mandated rotation of Deloitte & Touche LLP’s lead engagement partner, the Audit Committee and its Chairman actively participate in the selection of a successor lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent registered public accounting firm is in the best interests of our Company and its shareholders.

Appointment of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the Audit Committee is seeking ratification of its appointment of Deloitte & Touche LLP as a matter of good corporate practice. If our shareholders do not ratify this appointment, the Audit Committee will consider it a direction to seek to retain another independent public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our shareholders’ best interests.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit and Other Fees Paid to Deloitte & Touche LLP

The fees billed by Deloitte & Touche LLP for professional services rendered for 2018 and 2017 are reflected in the following table:

Fee Category	2018 Fees	2017 Fees
Audit Fees	$2,159,690	$2,046,241
Audit-Related Fees	5,685	136,694
Tax Fees	249,254	45,732
All Other Fees	—	—
Total Fees	$2,414,629	$2,228,667

Audit Fees

Audit fees consist of fees for (1) the audits of our annual financial statements for 2017 and 2018 included in our Annual Report on Form 10-K for 2017 and 2018, (2) the review of the interim financial statements included in our Quarterly Reports on Form 10-Q in 2017 and 2018, and (3) the audit of our internal control over financial reporting during 2018.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under Audit Fees. The audit-related fees for 2018 and 2017 primarily include due diligence related to acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees reflect all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel. The tax fees for 2018 and 2017 primarily include services in connection with international and U.S. tax compliance matters.

All Other Fees

Deloitte & Touche LLP did not provide any other services during 2018 and 2017.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter requires that it pre-approve all audit and non-audit services of our independent registered public accounting firm. The Audit Committee may consult with management in determining which services are to be performed, but may not delegate to management the authority to make these determinations.

All of the services of Deloitte & Touche LLP for fiscal years 2018 and 2017 described above were pre-approved by the Audit Committee.

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2).

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and internal controls for the year ended December 31, 2018 with management.

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under applicable Public Company Accounting Oversight Board standards.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

THE AUDIT COMMITTEE

James R. Giertz, Chair

Adam P. Godfrey

James L. Welch

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis, or CD&A, describes our process for determining the compensation and benefits provided to our “named executive officers” in fiscal year 2018.

Our named executive officers for fiscal year 2018 are all members of our senior executive management team:

•	Christopher B. Lofgren - President and Chief Executive Officer
•	Stephen L. Bruffett - Executive Vice President, Chief Financial Officer (starting April 2018)
•	Mark B. Rourke - Executive Vice President, Chief Operating Officer
•	Shaleen Devgun - Executive Vice President, Chief Information Officer
•	Steven J. Matheys - Executive Vice President, Chief Administrative Officer
•	Lori A. Lutey - Executive Vice President, Chief Financial Officer (until April 2018)

Compensation Philosophy and Principles

Our Compensation Committee believes that the ability to attract, retain and provide appropriate incentives to our leadership, including the named executive officers, is essential to maintain our leading competitive position and promote our long-term success. Accordingly, our executive compensation program is designed to encourage high-performance among our executives and provide powerful retention incentives that promote stability of leadership, particularly of executives who assume a broad span of responsibilities and successfully lead complex business units to market-leading positions in the industry.

The transportation industry is highly competitive, and we compete for executive talent with a large number of companies across various geographies, including companies with significant market capitalizations. Our Compensation Committee’s philosophy is to maintain compensation programs that are competitive both within the transportation industry and with similarly situated companies from the broader general industry. Each year, our Compensation Committee reviews the executive compensation program with respect to (1) external competitiveness and (2) linkage between executive compensation and the creation of shareholder value, and determines what changes, if any, are appropriate.

The overall compensation philosophy of our Compensation Committee and management is guided by the following principles:

•	Target compensation levels should be sufficiently competitive to attract and retain key talent. We aim to attract, motivate and retain high-performance talent to achieve and maintain a leading position in our industry. Our target total direct compensation (“TDC”) levels should be competitive with other transportation and general industry alternatives.

•	Actual compensation should relate directly to performance and responsibility. Actual compensation levels should be tied to and vary with performance, both at the company and individual level, in achieving financial, operational and strategic objectives. Differentiated pay for high performers should be proportional to their contributions to our success.
•	Incentive compensation should constitute a significant portion of target total direct compensation. A large portion of each executive’s compensation opportunity should be tied to performance, and therefore at risk, as position and responsibility increase. Individuals with greater roles and the ability to directly impact strategic direction and long-term results should bear a greater proportion of the risk.
•	Long-term incentive compensation should be closely aligned with shareholders’ interests. Awards of long-term compensation provide incentives to our named executive officers to focus on the Company’s long-range growth and development. Moreover, providing our named executives with a meaningful equity stake in the Company and our stock ownership policy (which requires that a threshold level of ownership be maintained) align management interests with those of our shareholders, and encourages management to focus on driving sustainable long-term performance. See “—Stock Ownership Policy.”

The company’s executive compensation program is designed to reward the achievement of initiatives regarding growth, productivity and people, including:

•	setting, implementing and communicating strategies, goals and objectives to ensure that the Company grows revenues and earnings at attractive rates over the long-term;
•	motivating and exhibiting leadership that aligns the interests of the employees with those of the shareholders;
•	developing a grasp of the competitive environment and taking steps to position the Company for growth and as a competitive force in the industry;
•	constantly renewing the Company’s business model and seeking strategic opportunities that benefit the Company and its shareholders; and
•	implementing a discipline of compliance and focusing on the highest standards of professional conduct and corporate governance.

Process of Setting Compensation

Market Assessment Against Peer Group

In 2017, our Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to perform a competitive market assessment for our named executive officers, including with respect to base salary, annual incentive targets, target cash compensation, long-term incentives and target TDC levels (the sum of base salary, target bonus and long-term incentive grant value). Our Committee requested the market assessment to inform target TDC levels for 2018.

The assessment involved a peer group consisting of companies in transportation and logistics industries with revenues generally ranging from approximately 30% to approximately 350% of our revenues and whose median revenue was similar to our revenue. The resulting group consisted of the following 15 transportation and logistics companies with median revenues of $4.028 billion compared to our trailing 12-months’ revenue at the time of the assessment of $4.124 billion. No changes were made to the peer group as part of the 2017 assessment.

ArcBest Corp.	JB Hunt Transport Services, Inc.	Ryder System, Inc.
Avis Budget Group, Inc.	Knight Transportation, Inc.	Swift Transportation Co.
C.H. Robinson Worldwide	Landstar System, Inc.	Werner Enterprises, Inc.
Expeditors Int’l of Washington, Inc.	Old Dominion Freight Line, Inc.	XPO Logistics
Hub Group, Inc.	Roadrunner Transp. Systems, Inc.	YRC Worldwide

The above peer group data were supplemented with general industry data from two national surveys to provide additional market reference points, with data size-adjusted based on the revenue responsibility of each named executive officer and to reflect lower margins and market cap-to-revenue ratios among transportation companies relative to general industry companies. In reviewing target TDC levels against the survey data, our Compensation Committee considers only the aggregated data provided by the surveys. The identity of the individual companies comprising the survey data is not disclosed to, or considered by, our Compensation Committee in its evaluation process. Therefore, our Compensation Committee does not consider the identity of the companies comprising the survey data to be material for this purpose.

Our Compensation Committee believes it is appropriate to consider both peer group data and general industry data in order to remain competitive within the transportation industry as well as with respect to other industries where skills may be easily transferable. Our Compensation Committee generally considers target TDC levels (and each component thereof) around the 50th percentile of each of the peer group data and survey data as a useful reference in determining the competitiveness of our named executive officers’ target TDC levels. Our Compensation Committee does not target specific positioning, nor does it use a formulaic approach in determining competitive pay levels. Instead, our Compensation Committee uses a range of data as a reference, which is considered in the context of various executive-specific factors, such as tenure, proficiency in role and criticality to the Company.

Our Compensation Committee reviews our peer group on an annual basis.

Determining Executive Pay

Our Compensation Committee reviews and approves our Chief Executive Officer’s target TDC level annually. Our Chief Executive Officer does not participate in deliberations relating to his own compensation. Our Compensation Committee also approves target TDC levels for the other named executive officers, taking into account our Chief Executive Officer’s recommendations. In addition, our Compensation Committee considers the results of the Company’s annual advisory vote on executive compensation. This review process occurs in the fall of each year to coincide with our fourth quarter Board meeting. Historically, compensation actions, including annual long-term incentive grants, have been taken in January, after the previous year’s performance results have been finalized and certified by our Compensation Committee. Compensation increases and equity award grants are not usually made at other times of the year, except in cases of new hires or promotions.

At our 2018 Annual Meeting, our shareholders approved, on an advisory basis, the compensation of our named executive officers (approximately 99.96% of votes cast). Accordingly, our Compensation Committee considered these strong results as an indicator that our shareholders view our pay practices positively and have generally maintained a consistent overall approach.

Key Compensation Policies and Programs

Pay for Performance

We believe that a sizeable portion of overall target TDC should be at risk and tied to shareholder value. Our Compensation Committee takes into account our performance in its process for determining executive compensation, and designs incentive programs to encourage our growth. Our Compensation Committee and management believe that the proportion of compensation at risk should rise as the employee’s level of responsibility increases.

For example, our annual cash bonuses in recent years have been tied to company-wide performance measures, such as earnings before interest and tax (“EBIT”) and revenue growth. As each performance measure improves, so do executive bonuses. We also use long-term incentives as tools to reward executives for future financial and stock price performance.

Long-term Incentive Compensation

Our Board awards long-term incentive compensation under the shareholder-approved Schneider National, Inc. 2017 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan allows us to provide equity and cash incentive awards to officers, key employees and directors, thereby aligning their interests with those of our shareholders.

In 2018, we granted three forms of equity awards to our executive officers under the Omnibus Incentive Plan, as follows:

•	nonqualified stock options, representing approximately 25% of the annual long-term incentive grant value opportunity, which vest over time subject to continued employment or service;
•	performance shares, representing approximately 50% of the annual long-term incentive grant value opportunity, using two performance metrics (compounded EBT growth and ROC) and similar procedures as we had used in previous years to establish the goals for long-term cash awards, but with a three-year, rather than a five-year, performance period and a maximum of 200% of target rather than 250% of target; and
•	restricted shares, representing approximately 25% of the annual long-term incentive grant value opportunity, which vest over time subject to continued employment or service.

With respect to performance shares, our Compensation Committee chose to use compounded EBT growth in 2018, compared to net income growth in 2017, to focus on business operations and eliminate differences between budgeted and actual tax rates that do not reflect operating performance.

In connection with their annual grants, all long-term incentive participants are required to sign the Company’s form of restrictive covenant agreement, which includes non-competition, non-solicitation and nondisclosure covenants. All of our named executive officers have signed and returned such agreements for each year in which they have participated in our long-term incentive compensation program.

The Board also awards annual incentive awards under the Schneider National, Inc. 2017 Management Incentive Plan (the “Management Incentive Plan”), under which annual incentive awards were granted beginning in 2018. The Management Incentive Plan provides general terms and conditions for our annual incentive award program, including provisions relating to administration, eligibility and types of performance measures.

Stock Ownership Policy

The company has a stock ownership policy, which requires executive officers to hold a multiple of annual base salary in our shares of common stock, supporting alignment with shareholders’ long-term interests. Under the stock ownership policy, our executive officers are required to hold equity with a value equal to the following ownership multiples, which reflect that our more senior executives, who have the greatest ability to impact our success, are required to hold more significant ownership stakes in our company:

Position	Multiple of Base Salary
Chief Executive Officer	6x
Chief Financial Officer and Chief Operating Officer	3x
Other Executive Direct Reports to the Chief Executive Officer	2x

Executives must retain 75% of all shares from equity awards (on an after-tax basis, disregarding shares sold to cover any applicable exercise price) until the stock ownership requirement has been satisfied. Shares owned outright, the after-tax value of time-vested restricted share units, and vested and deferred share units count toward satisfaction of the stock ownership policy. Each of our named executive officers has satisfied the applicable requirements of the stock ownership policy by virtue of satisfying the required base salary multiple or otherwise being in compliance with the stock ownership policy.

Clawback Policy

In July 2018, our Compensation Committee adopted a formal clawback policy that is effective January 1, 2019. Under the policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with financial reporting requirements under the securities laws, the Board or an appropriate committee of the Board may direct the Company to recover from any executive officer the amount of certain incentive-based compensation erroneously awarded. Incentive-based compensation subject to the clawback policy includes cash and performance-based equity compensation and excludes restricted shares and stock options. The amount of compensation subject to recovery under the policy is the excess of (1) the incentive-based compensation received by the executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement over (2) the amount of incentive-based compensation that otherwise would have been received had it been determined based on the accounting restatement. The company also has a policy requiring forfeiture of certain deferred long-term cash incentive plan payments upon any executive’s breach of confidentiality obligations, or breach of post-employment non-competition or non-solicitation agreements. Awards granted under the Omnibus Incentive Plan are also subject to any incentive compensation “clawback” rules that may apply to us, as and when applicable laws and regulations become effective.

Anti-Hedging & Anti-Pledging Policies

As noted earlier, we do not permit any of our employees or directors to engage in any hedging or pledging transactions with respect to shares of our stock.

Retirement Focus

Our Compensation Committee believes it is important to use retirement programs that encourage our named executive officers to continue long-term careers with us. For example, our Company maintains a 401(k) plan available to our employees generally, including our named executive officers. The company makes discretionary contributions to each participant’s account each year based on his or her voluntary contribution amount, eligible compensation and years of service.

2018 Compensation

Summary

Our executive compensation program is tied to the performance of the Company and is structured to ensure that, due to the nature of the business and the degree of competitiveness for executive talent, there is an appropriate balance between:

•	fixed and variable compensation;
•	short-term and long-term compensation; and
•	cash and equity compensation.

Each element of pay is determined and measured by:

•	competitive compensation data;
•	financial, operational and strategic goals;
•	short-term and long-term performance of the Company compared with its peer group; and
•	individual contribution to the success of the Company.

For 2018, our Compensation Committee made changes in our named executive officers’ target TDC, as discussed further below, that it believes were necessary to provide each named executive officer with compensation appropriate for his or her respective peer group and position based on the Committee’s review of target TDC levels provided to executives holding equivalent positions in the peer group (described above) and those provided to executives holding equivalent positions in the adjusted general industry survey data (described above). See “—Process of Setting Compensation—Market Assessment against Peer Group.” Our Compensation Committee also believes that payments and awards were consistent with the Company’s financial performance and size, as well as the individual performance of each of the named executive officers, and that target TDC was reasonable.

Elements of 2018 Compensation

Total compensation for the named executive officers consists of one or more of the following components:

•	base salary;
•	cash-based annual incentive awards;
•	equity-based long-term incentive awards;
•	health and welfare benefits; and
•	limited perquisite benefits.

Our Compensation Committee, with recommendations from management, works to create what it believes is the best mix of these components in delivering target TDC. In making its target TDC decisions annually, our Compensation Committee reviews all elements of target TDC separately and in the aggregate. These compensation components are comparable to those of our competitors and peer group.

Determining 2018 Compensation

In its review of target TDC for our executive officers, and, in particular, in determining the amount and form of incentive awards discussed below, our Compensation Committee generally considers several factors. Among these factors are:

•	market information with respect to cash and long-term compensation;
•	the officer’s current target TDC levels;
•	annual bonus and other compensation;
•	the officer’s responsibilities and performance during the calendar year; and
•	our overall performance during prior calendar years and our future objectives and challenges.

At transportation companies, generally the largest elements of executive compensation are paid in the form of short- and long-term incentives. Compensation mix and industry profitability vary as the industry faces many risk factors, such as those associated with the economy, safety and fuel prices.

Our Compensation Committee generally determines bonus targets and long-term incentive awards based on each employee’s relevant market data, considering individual performance and experience. Our Compensation Committee has retained FW Cook as its independent compensation consultant. FW Cook reports directly to our Compensation Committee and has no other engagements with the Company. See “—Process of Setting Compensation—Market Assessment against Peer Group.” In 2017, FW Cook prepared a study providing information and an independent analysis of the Company’s executive compensation program. The results of the study included observations about the competitiveness of 2017 target TDC levels, which informed potential adjustments for 2018.

The FW Cook market assessment in 2017 indicated that the target TDC levels for our named executive officers, consisting of the individual elements discussed below under “2018 Compensation,” were, in the aggregate, within a range of +/-15% of the peer group proxy and survey medians. These results indicate overall alignment with our compensation philosophy to provide competitive target TDC levels to our named executive officers, taking into consideration target TDC levels around the 50th percentile of each of the peer group data and survey data, generally. Our Compensation Committee further believed that our payments and awards to our named executive officers for 2018 were consistent with our financial performance and size, as well as the individual performance of each of the named executive officers, and that each named executive officer’s target TDC was reasonable.

Our Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the individual performance of our named executive officers. Our Compensation Committee considers actual results against deliverables and also bases its compensation decisions for the named executive officers on:

•	leadership;

•	the execution of business plans;
•	strategic results;
•	operating results;
•	growth in net income;
•	size and complexity of the business;
•	experience;
•	strengthening of competitive position;
•	analysis of competitive compensation practices; and
•	an assessment of our performance.

Where possible, the above criteria were compared with our peer group, taking into account the Chief Executive Officer’s input for his direct reports. For our Chief Executive Officer, the above criteria were compared with our peer group, taking into account input from members of our Compensation Committee. Our Chief Executive Officer did not participate in any of our Compensation Committee’s deliberations regarding his own compensation.

Base Salary

Our Compensation Committee believes that competitive levels of cash compensation, together with equity-based and other incentive programs, are necessary for motivating and retaining the Company’s executives. Salaries provide executives with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salaries are evaluated annually for all the named executive officers. Generally, base salaries are not directly related to specific measures of corporate performance, but are determined by the relevance of experience, the scope and complexity of the position, current job responsibilities, retention and relative salaries of the peer group members. Our Compensation Committee may elect not to increase a named executive officer’s annual salary, and has so elected in prior years. However, if warranted, our Compensation Committee may increase base salary where a named executive officer takes on added responsibilities or is promoted.

Our named executive officers continued at substantially the same annual base salary rate in 2018 except for the following adjustments (effective February 1, 2018) which were intended to align TDC for 2018 with our market assessment:

Executive	Adjustment	% Increase
Mark B. Rourke	$550,000 to $575,000	4.5%
Shaleen Devgun	$315,000 to $350,000	11.1%

Annual Incentive Awards

Target Annual Incentive Opportunities

Our Compensation Committee considers several factors when approving each executive’s target annual incentive opportunity at the outset of the year, including our overall median philosophy, peer group and survey market data, prior year targets, the recommendation of the Chief Executive Officer (other than for himself) and any other executive-specific factors that it deems relevant. Our target annual incentive opportunities are expressed and considered as a fixed dollar amount rather than a percentage of base salary, because by avoiding the direct flow-through impact of changes in base salary on the annual incentive opportunity, our Compensation Committee has greater flexibility to manage the magnitude and mix of the various elements of target TDC.

In determining target annual incentive opportunities for 2018, our Compensation Committee made changes to the target annual incentive opportunities that it believed were necessary to provide each named executive officer with target TDC appropriate for his or her respective peer group and position based on the FW Cook market assessment prepared in 2017. Accordingly, our Compensation Committee modified our named executive officers’ annual bonus targets for 2018 as follows:

	2017 Target Annual Incentive ($)	2018 Target Annual Incentive ($)	Percentage Change
Christopher B. Lofgren	900,000	900,000	0%
Stephen L. Bruffett	—	425,000	—
Mark B. Rourke	450,000	575,000	27.8%
Shaleen Devgun	165,000	165,000	0%
Steven J. Matheys	225,000	225,000	0%
Lori A. Lutey	325,000	—	—

Annual Incentive Performance Goals

In establishing our annual incentive plan for 2018, we determined that bonuses would be tied to revenue growth and EBIT, each relative to budget. At its fall meeting in 2017, when management presented its budget for the following year, our Compensation Committee established a matrix of revenue growth and EBIT results with bonus payout levels. These forecasted results were based on customer freight trends, strategies for growth and controlling costs, and corporate strategies to maximize shareholder return.

We generally anticipate that, once presented to our Compensation Committee, the revenue growth budget, EBIT budget, and bonus plan matrix will remain fixed, and as we perform against the original budget, our executives’ bonuses are determined in accordance with the pre-established matrix. Our Compensation Committee, however, reserves the right to adjust payouts or performance targets based on non-recurring transactions or other extraordinary circumstances. Changes in uncontrollable factors such as general economic conditions, railroad service issues or rapidly fluctuating fuel costs can have a significant impact on our actual revenue growth and EBIT.

For our 2018 annual incentive program, our Compensation Committee selected revenue growth and EBIT as the metrics, weighted 15% and 85%, respectively, for executives. For each metric, our Compensation Committee determines the threshold, target and maximum level of performance achievement. In addition to the revenue growth and EBIT metrics, the program requires that the Company attain a minimum overall return on capital of 8% and in order for the portion of revenue growth to be awarded, EBIT must meet a minimum threshold of 50% of the target.

•	Revenue Growth: The portion of a named executive officer’s 2018 bonus relating to revenue growth goals (i.e., 15% of the 2018 bonus) may range between 0% and 200% of target. Performance at or below the threshold level of the revenue growth goal would result in no payout for that portion of the 2018 bonus. Achievement above the threshold level of the revenue growth goal would result in a payout determined by linear interpolation between threshold and maximum performance.

•	EBIT: With respect to the portion of a named executive officer’s 2018 bonus relating to EBIT goals (i.e., the remaining 85% of the 2018 bonus), achievement of EBIT threshold, target and maximum performance results in a payout of 50%, 100% and 200% of target, respectively, with linear interpolation between threshold and target, and target and maximum performance. Performance below the threshold level of the EBIT goal would result in no payout for that portion of the 2018 bonus.

The table below sets forth the corporate performance goals for our 2018 annual incentive program, our performance achievement against such goals and the resulting payout percentages:

		2018 Annual Incentive Performance Goals* (000)
		Threshold	Target	Maximum	Actual Performance	Payout (% of Target)
Performance Metrics	Weighting	(Revenue: 0% of Target Payout if at or below Threshold; EBIT: 50% of Target Payout at Threshold)	(100% of Target Payout)	(200% of Target Payout)		(Unweighted)	(Weighted)
Revenue Growth	15%	$149,108	$248,513	$347,918	$456,986	200.0%	30.0%
EBIT	85%	$278,400	$348,000	$487,200	$383,522	125.5%	106.7%
Total	100%						136.7%
*	Linear interpolation applies between threshold and target and target and maximum performance levels. The slope of the payout line can be expressed as: for each +1% change in achievement, the payout changes +2.5%.

Actual bonus amounts to our named executive officers for 2018 were based on the performance achievement levels described above, except that our Compensation Committee approved adjustments, consistent with pre-approved guidelines, to exclude the negative effect of $5.75 million on our EBIT performance for settlement of a lawsuit challenging Washington State labor law compliance and $2.01 million on our EBIT performance for a goodwill impairment charge for our Asia reporting unit. Except for the adjustment described in the preceding sentence, EBIT may be calculated from our audited financial statements as income before income taxes plus total other expenses. The bonus amounts earned by our named executive officers for 2018 were paid in early 2019 and are reflected below in the 2018 Summary Compensation Table in the column titled “Non-Equity Incentive Compensation.”

Long-Term Incentive Awards

2014-2018 Long-Term Cash Awards

From 2013-2016, we granted long-term incentives to our executive officers in the form of annual long-term cash awards under the Schneider National, Inc. Omnibus Long-Term Incentive Plan (which we refer to as the “LTIP”). Payout under these awards was contingent on our performance as measured by two performance metrics, measured over a five-year period: compounded net income growth (generally determined on the basis of GAAP, subject to the adjustment described in the footnote to the table below) and average return on capital (which we refer to as “ROC”). These performance metrics were selected because they represent the key drivers of value creation in the transportation industry. While each grant is expressed as a fixed dollar amount at target, the actual amount earned could range from 0% of target to 250% of target, depending on our performance relative to the two pre-established performance metrics. The performance metrics were not assigned fixed weights in determining the amount earned, but each of them would affect the amount based on a pre-established sliding scale in which a 1% change in the achievement of either metric would change the payout percentage by 10%. The awards were subject to continued employment with us and compliance with the terms of certain restrictive covenants. Vested awards were to be paid out 90 days following completion of the five-year performance period, or on a subsequent deferral date elected by the executive pursuant to our 2005 Supplemental Savings Plan. See “—2018 Nonqualified Deferred Compensation—Supplemental Savings Plan.” Individuals who terminated employment due to death, disability, an eligible retirement or a change in control during the performance period would have been eligible to receive a pro-rata portion of the cash award.

The five-year performance period for the long-term cash awards granted in 2014 was completed in 2018. The performance goals and actual performance determined using the sliding scale described above were as follows:

2014-2018 Long-Term Cash Award Performance Goals
Performance Metrics	Threshold	Target	Maximum	Actual Performance*	Payout (% of Target)**

5 Year Compounded Net Income Growth	3%	8%	23%	18.3%	225%
5 Year Average ROC	8.5%	14.5%	30.5%	16.7%
*	We adjusted our calculation of actual performance to account for the change in tax rate of 39.7% applied to EBT to get to net income growth pro forma.
**	The performance metrics were not assigned fixed weights in determining the amount earned, but each of them affected the amount based on a pre-established sliding scale in which a 1% change in the achievement of either metric changed the payout percentage by 10%.

The amounts earned by our named executive officers based on these performance results are reflected below in the 2018 Summary Compensation Table in the column titled “Non-Equity Incentive Compensation.”

2018 Long-Term Incentive Awards

Our Compensation Committee maintained the same LTI program design for 2018 that was implemented in April 2017 in connection with our IPO. Each of our named executive officers received three forms of equity awards under the Omnibus Incentive Plan, as follows:

•	nonqualified stock options, representing approximately 25% of the annual long-term incentive grant value opportunity, which will vest over time subject to continued employment or service;
•	performance shares, representing approximately 50% of the annual long-term incentive grant value opportunity, utilizing two pre-established performance metrics (compounded EBT growth and ROC) and similar procedures as we had used in previous years with our historical long-term cash awards to establish the goals, but with a three-year, rather than a five-year, performance period and a maximum of 200% of target rather than 250% of target; and
•	restricted shares, representing approximately 25% of the annual long-term incentive grant value opportunity, which will vest over time subject to continued employment or service.

As of December 31, 2018, Christopher B. Lofgren and Steven J. Matheys were retirement-eligible, as determined by the terms of these awards. For additional information on the terms of these awards relating to termination of employment and change of control, please see below under “Executive Compensation Tables and Narrative – Potential Payments upon Termination or Change in Control.”

Our Compensation Committee decided to use these three forms of awards based on recommendations from FW Cook and the Committee’s desire to align the incentives of our named executive officers with the interests of our shareholders and provide a mix of long-term performance-based and retention-focused awards. Our Compensation Committee also considered the tax and accounting treatment of these forms of awards and their widespread use among companies with whom we compete for talent.

Our Compensation Committee determined the target value of each named executive officer’s total long-term incentive award with reference to their other elements of compensation and to target TDC levels around the 50th percentile of our peer group and survey data. We did not change the target value of any of our named executive officers’ total long-term incentive awards from the 2017 target value, with the exception of Mark B. Rourke, who experienced a modest increase to support his increased responsibilities under the CEO succession plan established by our Board.

The total target grant date fair value of each named executive officer’s 2018 long-term incentive award, and the actual grant date fair values of each type of award (at target performance, in the case of the performance shares), is set forth below.

	Total LTI Target* Value ($)	Grant Date Fair Value of Stock Options ($)	Grant Date Fair Value of Performance Shares ($)	Grant Date Fair Value of Restricted Shares ($)
Christopher B. Lofgren	2,888,000	722,014	1,444,000	722,047
Stephen L. Bruffett	1,000,000	250,010	500,002	249,988
Mark B. Rourke	1,200,000	300,004	599,994	299,950
Shaleen Devgun	1,299,000	74,750	149,506	1,074,759
Steven J. Matheys	371,000	92,758	185,498	92,763
Lori A. Lutey	—	0	0	0
*	The target value differs from the actual grant date fair value due to the timing of the grants and the rounding of the individual award components to whole shares.

In 2018 Mr. Devgun received a special one-time retention grant with a grant date fair value of $1,000,000, which is included in the above table.

The number of shares subject to each award is indicated below in the Grants of Plan-Based Awards for 2018 table. All participants who received long-term incentive awards in 2018 have executed restrictive covenant agreements containing non-competition, non-solicitation and nondisclosure restrictions.

Deferred Compensation

The company maintains the 2005 Schneider National, Inc. Supplemental Savings Plan, a deferred compensation plan for its named executive officers. Under this plan, the officer may elect on an annual basis to defer up to 90% of his or her salary and/or bonus. In addition, the plan provides for continuation of company contributions in excess of that otherwise permitted under the qualified retirement plan. This plan assists key employees in planning for retirement.

The company pays interest equal to the rate on a treasury bill with 7 years remaining to maturity plus one percent, which was 3.33% for 2018, and is reset each December 1st. This plan is unfunded and any amounts are considered a general liability of the Company.

Retirement, Health and Welfare Benefits

The company provides benefits such as medical, dental, vision and life insurance, short-term and long-term disability coverage, and 401(k) and other retirement plan opportunities to all eligible employees, including the named executive officers. The company provides up to $1,000,000 in a combination of basic and supplemental life insurance coverage and up to $20,000 per month in long-term disability coverage. In accordance with SEC rules, the value of these benefits is not included in the 2018 Summary Compensation Table, because they are available to all employees on a nondiscriminatory basis.

The company matches employee contributions to the 401(k) plan up to a designated maximum amount and provides a retirement contribution dependent on years of service. In the case of the named executive officers and other highly compensated employees, the Company’s retirement contribution is made in taxable cash in order to pass certain IRS nondiscrimination tests pertaining to the retirement plan. Further, the Company provides up to 18 months of post-retirement medical coverage to retirees who (i) are not employed by us as drivers at the time of retirement, (ii) have at least 20 years of service with the Company, (iii) retire after age 62 and (iv) are not entitled to Medicare. This benefit is in addition to the 18-month period required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (known as “COBRA”), and is at the retiree’s sole cost.

The company also provides vacation, sick leave and other paid holidays to employees, including the named executive officers, which are comparable to those provided at other transportation companies. The company’s commitment to provide employee benefits is due to our recognition that the health and well-being of our employees contribute directly to a productive and successful work life that produces better results for the Company and for its employees.

Personal Benefits and Perquisites

We offer an annual executive physical benefit to our Chief Executive Officer and his direct reports, including the named executive officers. In addition to the cost of the physical itself, the benefit covers ordinary and necessary travel, meals and lodging in connection with the physical. We also occasionally permit limited personal use of our Company aircraft by our executive officers to reduce their travel time and allow them to devote more time to work duties or, with approval from our Chief Executive Officer, to respond to emergency or other urgent situations. We do not provide gross-up payments for any taxes owed by the executives in connection with any of these benefits. The aggregate incremental cost of these benefits is reported in the “All Other Compensation” column of the 2018 Summary Compensation Table. We do not provide any other personal benefits or perquisites to our named executive officers.

Termination and Change-in-Control Benefits

We do not have employment agreements or pre-established severance agreements with any of our named executive officers except for the Transition Agreement and Voluntary General Release that we entered into with Ms. Lutey in January 2018 in connection with her decision to retire. That Agreement is described below under “—Potential Payments upon Termination or Change in Control.”

According to their terms, outstanding long-term incentive awards held by our named executive officers include provisions whereby they may become immediately vested, in whole or in part, upon certain termination of employment scenarios or upon a “change in control” if a qualified termination of employment also occurs, otherwise, a “double trigger” is in place with respect to a “change in control.” See “—Potential Payments upon Termination or Change in Control.” We believe that such protections help create an environment where key executives are able to take actions in the best interest of the Company without incurring undue personal risk, and foster management stability during periods of potential uncertainty.

Retention Credits

Our Compensation Committee occasionally grants mandatorily deferred time-based cash “Retention Credits,” which typically vest in 20% increments over a five-year period based on continued employment. Vested Retention Credits are paid out in March following the second anniversary of the date of the employee’s termination of employment, provided the employee has not violated the terms of his or her restrictive covenant agreements. These awards are intended to enhance the retentive aspects of executive compensation, to provide deferred compensation, and to incentivize compliance with post-employment restrictive covenants. We have not granted any Retention Credits to our named executive officers since 2013. Any Retention Credits previously granted to our named executive officers that vested in 2018 are shown in the 2018 Summary Compensation Table in the column “All Other Compensation.”

Other Considerations

Following our IPO and prior to the Tax Cuts and Jobs Act that was signed into law December 22, 2017, our Compensation Committee considered Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), when designing and implementing our compensation programs, but maintained flexibility to authorize payments that might not be deductible. Section 162(m) of the Code generally limits to $1 million the U.S. federal income deductibility of compensation paid in one year to certain executive officers. Our Compensation Committee expects to continue to take into consideration the tax deductibility of compensation, but will reserve the right to authorize payments that may not be deductible if it believes that the payments are appropriate and consistent with our compensation philosophy.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into our Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION COMMITTEE

Robert W. Grubbs, Chair

Norman E. Johnson

Daniel J. Sullivan

Executive Compensation Tables and Narrative

2018 Summary Compensation Table

The following table includes information concerning compensation paid to or earned by our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total With Long- Term Cash Payout ($)	Total Without Long- Term Cash Payout ($) (7)
Christopher B. Lofgren	2018	770,000	2,166,047	722,014	5,698,718	12,510	128,169	9,497,458	5,028,958
President and CEO	2017	770,000	2,165,345	721,797	5,507,022	35,096	124,716	9,323,976	4,358,976
	2016	768,800	861,416	-	529,975	-	104,647	2,264,837	2,264,837
Stephen L. Bruffett	2018	320,321	749,989	250,010	580,936	-	120,250	2,021,506	2,021,506
EVP, CFO (Effective April 2018)
Mark B. Rourke	2018	572,917	899,945	300,004	2,342,973	3,879	65,162	4,184,879	2,627,879
EVP, COO	2017	550,000	787,503	262,495	1,971,332	10,800	147,172	3,729,302	1,999,302
	2016	525,000	313,187	-	264,988	-	143,676	1,246,850	1,246,850
Shaleen Devgun	2018	347,083	1,224,265	74,750	338,040	32	26,543	2,010,714	1,898,214
EVP, CIO
Steven J. Matheys	2018	375,000	278,261	92,758	793,554	1,322	46,885	1,587,780	1,101,780
EVP, CAO	2017	375,000	278,588	92,849	750,345	3,578	47,168	1,547,528	947,528
	2016	375,000	111,111	-	124,700	-	45,229	656,040	656,040
Lori A. Lutey	2018	133,267	-	-	-	612	617,550	751,428	751,428
EVP, Former CFO	2017	399,800	642,818	214,287	1,617,165	1,697	31,660	2,907,427	1,507,427
	2016	399,800	255,800	-	171,463	-	76,793	903,855	903,855

(1)	Salary amounts shown above are reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions), and as such, may include amounts transferred into our nonqualified deferred compensation plan, our 401(k) plan or both. Salary amounts shown above take into account increases in annual base salary rates, following the effective date of such increase. See “—2018 Compensation—Base Salary.”
(2)	Amounts reflect the grant date fair value of our restricted share awards and our performance share awards, determined in accordance with the applicable accounting guidance for equity-based awards. See Note 14 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the Year Ended December 31, 2018 for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. In the case of our performance share awards, the grant date fair value shown in the table is based upon the probable outcome of the performance conditions. The target values of the 2018 performance share awards at the grant date based on the probable outcome of the performance conditions are as follows: Dr. Lofgren, $1,444,000; Mr. Bruffett, $500,002; Mr. Rourke, $599,994; Mr. Devgun, $149,506; Mr. Matheys, $185,498; and Ms. Lutey, $0.
(3)	Amounts reflect the grant date fair value of our stock option awards, determined in accordance with the applicable accounting guidance for equity-based awards. See Note 14 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the Year Ended December 31, 2018 for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	2018 amounts represent an annual bonus earned for 2018 service, which was paid in early 2019, as well as amounts earned in 2018 under the long-term cash awards granted in 2014, which had a five-year performance period. The annual bonus amounts were as follows: Dr. Lofgren, $1,230,210; Mr. Bruffett, $580,933; Mr. Rourke, $785,968; Mr. Devgun, $225,539; Mr. Matheys, $307,553; and Ms. Lutey, $0. The long-term cash award amounts were as follows: Dr. Lofgren, $4,468,500; Mr. Bruffett, $0; Mr. Rourke, $1,557,000; Mr. Devgun, $112,500; Mr. Matheys, $486,000; and Ms. Lutey, $0. Amounts shown represent gross earnings (i.e., gross amounts before taxes and applicable payroll deductions), and as such, may include amounts transferred into our nonqualified deferred compensation plan, our 401(k) plan or both.
(5)	Reflects the amount of earnings under our nonqualified deferred compensation arrangements that exceeds 120% of the applicable federal long-term rate.
(6)	Further details on the “All Other Compensation” column for fiscal year 2018 are provided in the following table.
(7)	The amounts shown above represent the total compensation received by our named executive officers without the effect of payments received pursuant to our pre-IPO long-term cash awards. In connection with our transition from a privately-held to a publicly-traded company, we have discontinued granting these awards.

Components of All Other Compensation for 2018

	Perquisites				Retirement Contributions
Name	Executive Physical ($) (a)	Personal Use of Company Jet ($) (b)	Relocation ($)	Transition Compen- sation ($)(c)	401(k) Company Match ($)	Taxable Cash Contribution ($) (d)	Company SSP Contributions ($) (e)	Total ($)
Christopher B. Lofgren	9,578	31,620	-	-	8,250	16,500	62,221	128,169
Stephen L. Bruffett	-	-	116,031	-	3,312	-	906	120,250
Mark B. Rourke	8,057	-	-	-	8,250	16,500	32,355	65,162
Shaleen Devgun	-	-	-	-	8,250	11,000	7,293	26,543
Steven J. Matheys	7,115	-	-	-	8,250	16,500	15,021	46,885
Lori A. Lutey	9,300	-	-	600,000	8,250	-	-	617,550
(a)	Represents costs to the company for the executive physical benefit and affiliated travel, meals, and lodging. The cost of travel associated with the executive physical using the Company aircraft was calculated as described in footnote (b) below.

(b)	Represents the aggregate incremental pre-tax cost to us for personal use of the Company aircraft, calculated as the hourly variable rate charged by our management company multiplied by the number of hours attributable to personal use. The hourly variable rate charged by our management company is intended to take into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, landing fees and other variable costs attributable to the use of the aircraft. Because the Company aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage.
(c)	Represents the transition payment paid to Ms. Lutey in connection with her decision to retire.
(d)	Represents a taxable cash retirement contribution for 2018, which could not be contributed to the named executive officer’s 401(k) account due to limitations under the Code with respect to nondiscrimination testing of our 401 (k) plan.
(e)	Represents contributions for 2018 made in early 2019

Grants of Plan-Based Awards Table for 2018

The following table reflects estimated possible payouts under equity and non-equity incentive plans to the named executive officers during 2018. In 2018, (i) annual bonuses were awarded under our 2018 annual incentive program to the named executive officers, measuring revenue growth and EBIT for the calendar year, and (ii) long-term incentive awards were granted under the Omnibus Incentive Plan to the named executive officers in the form of performance shares, restricted shares and stock options. See “—2018 Compensation.”

Name	Grant Date	Compen- sation Comm- ittee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Sec- urities Under- lying Options	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Thres- hold ($) (2)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Christopher B. Lofgren			-	900,000	1,800,000
	2/15/18	1/23/18				5,386	53,861	107,721				1,444,000
	2/15/18	1/23/18							26,932			722,047
	2/15/18	1/23/18								80,672	$26.81	722,014
Stephen L. Bruffett			-	425,000	850,000
	4/29/18	3/30/18				1,896	18,961	37,922				500,002
	4/29/18	3/30/18							9,480			249,988
	4/29/18	3/30/18								27,656	$26.37	250,010
Mark B. Rourke			-	575,000	1,150,000
	2/15/18	1/23/18				2,238	22,380	44,759				599,994
	2/15/18	1/23/18							11,188			299,950
	2/15/18	1/23/18								33,520	$26.81	300,004
Shaleen Devgun			-	165,000	330,000
	2/15/18	1/23/18				558	5,577	11,153				149,506
	2/15/18	1/23/18							2,788			74,746
(3)	2/15/18	1/23/18							37,300			1,000,013
	2/15/18	1/23/18								8,352	$26.81	74,750
Steven J. Matheys			-	225,000	450,000
	2/15/18	1/23/18				692	6,919	13,838				185,498
	2/15/18	1/23/18							3,460			92,763
	2/15/18	1/23/18								10,364	$26.81	92,758
Lori A. Lutey			-	-	-
	2/15/18	1/23/18				-	-	-				-
	2/15/18	1/23/18							-			-
	2/15/18	1/23/18								-	-	-

(1)	Actual amounts earned in respect of annual bonus grants shown here are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “—2018 Summary Compensation Table.”
(2)	Awards under our 2018 annual incentive program may be achieved at 0% if neither the revenue growth goal nor the EBIT threshold goal is achieved. See “—2018 Compensation—Annual Incentive Awards.” Accordingly, no amounts are shown for annual bonus awards under the “Threshold” column. If the revenue growth goal is not achieved, but the EBIT threshold goal is achieved, the annual bonus payout would equal: Dr. Lofgren, $382,500; Mr. Bruffett, $180,625; Mr. Rourke, $244,375; Mr. Devgun, $70,125; Mr. Matheys, $95,625; and Ms. Lutey, $0.
(3)	Represents a special retention award to Mr. Devgun.

Material Terms and Conditions of 2018 Omnibus Incentive Plan Awards

The following narrative describes the material terms and conditions of the incentive awards reported in our 2018 Summary Compensation Table and Grants of Plan-Based Awards for 2018 Table. See “—2018 Summary Compensation Table.”

Annual Bonuses. A target cash incentive award contingent on the achievement of performance goals relating to revenue growth and EBIT for 2018. Payouts may range from 0% to 200% of target, depending on the level of achievement. Additional detail is provided above under “Annual Incentive Awards.”

Nonqualified Stock Options. Options to purchase shares of our Class B common stock that vest and become exercisable ratably over a four-year period, subject to continued employment with us through each vesting date, with limited exceptions for a termination of employment due to death or disability, an eligible retirement or a change in control.

Performance Shares. Shares of our Class B common stock that are contingent on the achievement of specified performance goals relating to compounded EBT growth and ROC over a three-year performance period as well as on continued service through the vesting date, with limited exceptions. The number of shares earned may range from 0% to 200% of the target number. Dividends are earned and paid only to the extent the shares are earned at the end of the performance period.

Restricted Shares. Restricted shares of our Class B common stock vest ratably over a four-year period, subject to continued employment with us through each vesting date, with limited exceptions for a termination of employment due to death or disability, an eligible retirement or a change in control. Dividends are accrued during the vesting period but are earned only to the extent the restricted shares are earned.

Outstanding Equity Awards at 2018 Year-End

The following table sets forth certain information with respect to outstanding equity awards held by the named executive officers as of December 31, 2018.

Name		Option Awards				Stock Awards
	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Christopher B. Lofgren	2017	28,328	84,984	19.00	4/5/2027	32,220	601,547	151,955	2,837,000
	2018		80,672	26.81	2/15/2028	26,932	502,820	107,721	2,011,151
Stephen L. Bruffett	2018		27,656	26.37	4/29/2028	9,480	176,992	37,922	708,004
Mark B. Rourke	2017	10,302	30,906	19.00	4/5/2027	16,587	309,679	55,263	1,031,760
	2018		33,520	26.81	2/15/2028	11,188	208,880	44,759	835,651
Shaleen Devgun	2017	2,937	8,811	19.00	4/5/2027	4,226	78,899	15,752	294,090
	2018		8,352	26.81	2/15/2028	40,088	748,443	11,153	208,227
Steven J. Matheys	2017	3,644	10,932	19.00	4/5/2027	4,151	77,499	19,549	364,980
	2018		10,364	26.81	2/15/2028	3,460	64,598	13,838	258,355
Lori A. Lutey		-	-			-	-	-	-
(1)	These stock options were granted ten years prior to the expiration dates indicated and become vested and exercisable in equal annual installments on each of the first four anniversaries of March 15, subject to continued employment through the applicable vesting date.
(2)	These awards of restricted shares vest in equal annual installments over three or four years, subject to continued employment through the applicable vesting date, with the exception of Mr. Devgun’s special retention grant which vests 50% after five years and the remaining 50% after six years. The vesting dates for the awards are listed below:
Name	Vesting Date	No. of Shares
Christopher B. Lofgren	1/1/2019	17,120
	3/15/2019	6,733
	3/15/2020	12,336
	3/15/2021	16,230
	3/15/2022	6,733

Name	Vesting Date	No. of Shares
Stephen L. Bruffett	3/15/2019	2,370
	3/15/2020	2,370
	3/15/2021	2,370
	3/15/2022	2,370
Mark B. Rourke	1/1/2019	6,225
	3/15/2019	6,251
	3/15/2020	6,251
	3/15/2021	6,251
	3/15/2022	2,797
Shaleen Devgun	1/1/2019	1,274
	3/15/2019	1,681
	3/15/2020	1,681
	3/15/2021	1,681
	3/15/2022	19,347
	3/15/2023	18,650
Steven J. Matheys	1/1/2019	2,209
	3/15/2019	865
	3/15/2020	1,585
	3/15/2021	2,087
	3/15/2022	865
(3)	Market values are based on the closing price of a Class B share equal to $18.67 as of December 31, 2018, the last trading day of 2018.
(4)	Performance share awards vest upon determination of performance at the end of the 2017-2019 performance period for 2017 grants and at the end of the 2018-2020 performance period for 2018 grants. The number and value of the performance shares assume performance at maximum level.

The table above includes certain restricted share awards that were made in 2016 and earlier years under the LTIP. Those restricted share awards vested over three years, subject to continued employment with us through each vesting date, with limited exceptions for a termination of employment due to death or disability, an eligible retirement or a change in control. Cash dividends are not paid on unvested restricted shares granted in 2016 or earlier years, nor do they accumulate during the vesting period.

Option Exercises and Stock Vested in 2018

The following table presents information about each stock option exercise and vesting of stock during the fiscal year ended December 31, 2018 for each of the named executive officers on an aggregated basis.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Christopher B. Lofgren	-	-	9,497	257,274
Stephen L. Bruffett	-	-	-	-
Mark B. Rourke	-	-	3,454	93,569
Shaleen Devgun	-	-	984	26,657
Steven J. Matheys	-	-	1,222	33,104
Lori A. Lutey	8,410	67,281	2,819	76,367
(1)	The value realized on the vesting is based on the closing stock price on March 15, 2018 of $27.09.

2018 Non-Qualified Deferred Compensation

The following table summarizes the named executive officers’ compensation under our nonqualified deferred compensation arrangements.

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)(3)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)(5)
Christopher B. Lofgren	SSP	-	62,221	32,362	-	1,071,031
	Retention Credits	-	-	164,258	-	5,093,855
	SARs	-	-	4,399,365	-	8,358,461
	Total	-	62,221	4,595,984	-	14,523,347

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)(3)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)(5)
Stephen L. Bruffett	SSP	-	906	-	-	906
	Total	-	906	-	-	906
Mark B. Rourke	SSP	-	32,355	10,301	-	354,579
	Retention Credits	-	-	50,658	-	1,570,988
	SARs	-	-	1,488,000	-	2,827,089
	Total	-	32,355	1,548,960	-	4,752,657
Shaleen Devgun	SSP	-	7,293	502	-	7,795
	Total	-	7,293	502	-	7,795
Steven J. Matheys	SSP	-	15,021	20,775	-	660,458
	SARs	-	-	449,283	-	853,602
	Total	-	15,021	470,058	-	1,514,060
Lori A. Lutey	SSP	-	-	1,726	-	54,036
	Retention Credits	-	-	7,888	-	244,617
	SARs	-	-	-	1,363,779	-
	Total	-	-	9,614	1,363,779	298,653
(1)	Represents our Supplemental Savings Plan contributions for 2018, made in early 2019 (which amounts are included in the “All Other Compensation” column of the Summary Compensation Table, above).
(2)	Represents (a) interest that accrued during 2018 on the executive’s and registrant’s contributions and existing balances under the Supplemental Savings Plan, (b) interest that accrued during 2018 on the deferred balance of the Retention Credits and (c) the change in vested SAR values during 2018.
(3)	Of the amounts reported in the “Aggregate Earnings in Last Fiscal Year” column, the following amounts were also reported as 2018 compensation in the Summary Compensation Table for Fiscal Year 2018 as the amount of earnings that exceeded 120% of the applicable federal long-term rate: Dr. Lofgren: $12,510; Mr. Bruffett: $0; Mr. Rourke: $3,879; Mr. Devgun: $32; Mr. Matheys: $1,322; and Ms. Lutey: $612.
(4)	Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported as compensation in the Summary Compensation Table for 2017 or prior years:Dr. Lofgren: $200,301; Mr. Bruffett: $906; Mr. Rourke: $100,847; Mr. Devgun: $7,293: Mr. Matheys: $46,239; and Ms. Lutey: $13,688.
(5)	The “Aggregate Balance at Last Fiscal Year End” column includes our Supplemental Savings Plan contributions for 2018, made in early 2019.

The Nonqualified Deferred Compensation Table for Fiscal Year 2018, above, includes amounts under the following arrangements.

Supplemental Savings Plan (or “SSP”). We maintain the 2005 Supplemental Savings Plan, which was amended and restated effective as of December 1, 2007 and subsequently amended in 2012 and 2017. The Supplemental Savings Plan is a nonqualified deferred compensation plan that allows eligible employees to defer a portion of their compensation. Participants can elect to defer up to a maximum of 90% of their base salary as well as up to 90% of their bonus for the year. In addition, the plan provides for continuation of company contributions in excess of that otherwise permitted under the qualified plan. The compensation deferred under this plan is credited with earnings equal to the rate on a treasury bill with 7 years remaining to maturity plus one percent, which was 3.33% for 2018, and is reset each December 1st. Each participant is fully vested in the deferred compensation and earnings which they contribute and which we contribute towards their retirement. All amounts are considered unfunded and are subject to general creditor claims until actually distributed to the employee. A participant may elect to receive their elective deferrals in one lump sum payment or in annual installments payable over a period of three, five or ten years. Non-elective retirement deferrals are paid out 50% in January of the year following separation of employment and 50% the January following that. As of January 2017, participants may defer an additional five years or more from the original scheduled payment date subject to Section 409A of the Code.

Retention Credits. Retention Credits, if any, are subject to a five-year vesting schedule. Vested Retention Credits are paid out in March following the second anniversary of the date of the employee’s termination of employment with us, provided the employee has not violated the terms of his or her restrictive covenant agreements. The company pays interest on the deferred balance of the Retention Credits, equal to the rate on a treasury bill with 7 years remaining to maturity plus one percent, which was 3.33% for 2018, and is reset each December 1st.

Stock Appreciation Rights. Stock Appreciation Rights, or “SARs,” is a legacy program. In 2011 and 2012, our Compensation Committee granted SARs which become 100% vested on the date provided in the applicable award agreement (generally a three-year vesting period). The account balance for 2011 and 2012 awards are included in the “Aggregate Balance at Last Fiscal Year End” column of the 2018 Nonqualified Deferred Compensation Table. Vested SARs are paid out on March 1 of the fifth year following the year of such grant (or as soon as practicable thereafter, but in no event later than June 1) or on a subsequent deferral date elected by the executive (or within 90 days following a termination of employment or change in control, if earlier), and until payment, continue to appreciate (or depreciate) based on the change in the book value of our Class B common stock. Payment of the SARs may also be deferred an additional five years or more from the original scheduled payment date subject to Section 409A of the Code. No payments in respect of SARs were made to our named executive officers in 2018 because each of them elected to defer, apart from Ms. Lutey, who received a SAR payment of $1,363,779. In connection with our IPO, we adjusted the number and grant price of our outstanding SARs to maintain their intrinsic value at the same level before and after the IPO. The value of the SARs upon payment will equal the excess, if any, of the book value of a share of our Class B common stock on the date of payment over the adjusted grant price, multiplied by the number of vested SARs. Grants of SARs were intended to enhance the retentive aspects of executive compensation, and to tie executive compensation to the value of our equity.

In accordance with Section 409A of the Code and our deferred compensation arrangements, payments of nonqualified deferred compensation upon a separation from service may need to be delayed 6 months if the recipient of the payment is considered a “specified employee” within the meaning of Section 409A of the Code.

Potential Payments upon Termination or Change in Control

The company does not have employment agreements or predetermined personal severance agreements with any of its executives except for the Transition Agreement and Voluntary General Release that we entered into with Ms. Lutey in January 2018 in connection with her decision to retire. That Agreement is described below under “—Transition Agreement.”. According to the terms of our long-term incentive awards, certain outstanding awards held by our named executive officers accelerate all or in part upon death, disability, change in control and retirement, as described below.

Nonqualified Stock Options. Options to purchase shares of our Class B common stock will vest and become exercisable in full if the award holder’s employment is terminated as a result of death or disability. If the award holder retires before the vesting date and meets the defined retirement eligibility service requirements, then the options will continue to vest and become exercisable on their original schedule. Unvested stock options vest in full upon a change in control only if no provision is made in the change in control for the assumption or substitution of the options. If provision is made for the assumption or substitution of the options, then they will remain eligible for vesting contingent on continued service or a qualifying termination of employment (an involuntary termination without cause or the executive’s resignation for good reason within 24 months following the change in control - “double-trigger” equity vesting).

Performance Shares. Performance shares will be deemed earned at the target level if, during the first calendar year of the performance period, the award holder’s employment is terminated as a result of death or disability. If such an event occurs after the first calendar year of the performance period, the Committee will determine whether any performance shares will be earned, based on actual performance for the completed calendar year prior to the year in which the termination of employment occurs. If the award holder retires before the vesting date and meets the defined retirement eligibility service requirements, then the award holder will remain eligible to earn a pro rata portion of the performance shares contingent on achievement of the performance goals. Performance shares vest immediately in full upon a change in control only if no provision is made in the change in control for the assumption or substitution of the performance shares. If provision is made for the assumption or substitution of the performance shares, then the performance conditions are waived and a designated number of performance shares will remain eligible for vesting contingent on continued service or a qualifying termination of employment (“double-trigger” equity vesting).

Post-IPO Restricted Shares. Restricted shares granted after our IPO will vest in full if the award holder’s employment is terminated as a result of death or disability. If the award holder retires before the vesting date and meets the defined retirement eligibility service requirements, then the shares will continue to vest. The restricted shares granted after our IPO vest in full upon a change in control only if no provision is made in the change in control for the assumption or substitution of the shares. If provision is made for the assumption or substitution of the shares, then they will remain eligible for vesting contingent on continued service or a qualifying termination of employment (“double-trigger” equity vesting).

Pre-IPO Restricted Shares. Restricted shares granted prior to our IPO immediately vest in full upon a change in control or upon a termination of employment due to death, disability or eligible retirement (provided that restricted shares granted after 2014 will continue to vest on the original vesting schedule upon retirement). Upon termination of employment for any reason other than death, disability or eligible retirement (including termination for cause or voluntary resignation), unvested restricted shares are forfeited.

Long-Term Cash Awards. Long-term cash awards held by our named executive officers vest as to the service-vesting condition on a pro rata basis upon termination of employment by reason of death, disability, eligible retirement or change in control during the performance period. The amount will be determined by our Compensation Committee, taking into account the executive’s completed calendar years of service during the performance period and the attained level of performance with respect to such year(s). Such vested amounts are payable within 90 days following such termination of employment. Upon termination of employment for any reason other than death, disability, eligible retirement or change in control (including termination for cause or voluntary resignation), the unvested portion of the award is forfeited, and any vested portion of the award is payable in cash within 90 days following the end of the five-year performance period. Payment of long-term cash awards is subject to compliance with the Company’s restrictive covenant agreements.

SARs. SAR account balances will generally be payable in a lump sum within 90 days following the executive’s termination of employment (subject to any six-month delay required for compliance with Section 409A of the Code) or a change in control (such account balances are set forth in the Nonqualified Deferred Compensation Table for Fiscal Year 2018). See “—2018 Nonqualified Deferred Compensation.”

Retention Credits. Retention credit awards fully vest if the award holder’s employment is terminated as a result of death, disability or retirement. In the event of disability or retirement, payment will be made in the March following the second anniversary of the award holder’s termination date. In the event of death, payment will be made within 90 days following the award holder’s death.

Generally, for purposes of the awards described above, a “change in control” means the date on which a person or group of affiliated or associated persons (an “acquiring person”) has acquired legal or beneficial ownership of more than 50% of the outstanding shares of the voting stock of Schneider National, Inc., or the date an acquiring person acquires all or substantially all of the assets of Schneider National, Inc. Transfers of voting stock of Schneider National, Inc. among trusts held for the primary benefit of members of the Donald J. Schneider family would not constitute a change in control.

Retirement treatment of long-term incentive awards is conditioned on, among other things, the executive reaching the required retirement age of 59 1/2 and having at least ten consecutive years of service with us. As of December 31, 2018, the last business day of fiscal 2018, Christopher B. Lofgren and Steven J. Matheys meet the required retirement age of 59 1/2. With respect to our post-IPO awards, a recipient must work through the end of the year in which the award was granted and provide the required six months advance written notice to the company in order to be eligible for retirement treatment under such awards.

Transition Agreement. On January 5, 2018, we entered into a Transition Agreement and Voluntary General Release with Ms. Lutey in connection with her decision to retire after a transition period which ended on April 27, 2018. Under the terms of the Agreement, Ms. Lutey will receive, in exchange for her services during the transition period and her compliance with the other terms of the Agreement, (1) continuation of her current base salary and benefits until the end of the transition period and (2) at the end of the transition period, a gross lump sum payment equal to $600,000.

Potential Benefits Upon Termination or Change in Control

Potential benefits that may be received by the named executive officers due to death, disability or a change in control (other than payment of deferred compensation accounts) are shown in the table below, assuming such event occurred as of December 31, 2018, the last business day of fiscal 2018.

Name	Value of Long- Term Cash Awards ($) (1)	Value of Acceleration of Restricted Shares ($) (2)	Value of Acceleration of Performance Shares ($) (3)	Value of Acceleration of Stock Options ($) (4)	Total ($)
Christopher B. Lofgren
Change in Control	5,993,000	1,104,368	2,424,075	1,829,435	11,350,878
Death or Disability	5,993,000	1,104,368	2,424,075	1,829,435	11,350,878
Retirement (5)	3,972,000	601,547	1,606,774	1,045,303	7,225,624
Stephen Bruffett
Change in Control	-	176,992	354,002	266,327	797,321
Death or Disability	-	176,992	354,002	266,327	797,321
Mark B. Rourke
Change in Control	2,110,000	518,559	933,705	705,958	4,268,223
Death or Disability	2,110,000	518,559	933,705	705,958	4,268,223
Shaleen Devgun
Change in Control	300,000	827,342	251,158	189,557	1,568,057
Death or Disability	300,000	827,342	251,158	189,557	1,568,057
Steven J. Matheys
Change in Control	736,000	142,097	311,668	235,202	1,424,967
Death or Disability	736,000	142,097	311,668	235,202	1,424,967
Retirement (5)	476,000	77,499	206,711	134,464	894,674
Lori A. Lutey
Change in Control	1,120,000	-	-	-	1,120,000
Death or Disability	1,120,000	-	-	-	1,120,000
(1)	Represents amounts payable under the long-term cash awards granted in 2014, 2015, and 2016 to our named executive officers that vest as to the service-vesting condition on a pro rata basis upon termination of employment by reason of death, disability, or change in control, assuming performance achievement yielding a 100% payout of the executive’s target dollar value award, appropriately prorated through December 31, 2018.

(2)	Represents value of restricted shares held by our named executive officers that vest upon a change in control (if no provision is made in the change in control for the assumption or substitution of the shares) or upon termination of employment due to death or disability, using the closing sale price of a share of Class B common stock equal to $18.67 as of December 31, 2018.
(3)	Represents value of the target level of performance shares held by our named executive officers, using the closing sale prices of a share of Class B common stock equal to $18.67 as of December 31, 2018. The performance shares would vest upon a change in control (if no provision is made in the change in control for the assumption or substitution of the shares) or upon a termination of employment due to death or disability.
(4)	Represents intrinsic value of stock options that vest upon a change in control (if no provision is made in the change in control for the assumption or substitution of the shares) or upon a termination of employment due to death or disability, using the closing sale price of a share of Class B common stock equal to $18.67 as of December 31, 2018.
(5)	As described above, our time-based and performance-based equity awards provide the opportunity for eligible participants, including our named executive officers, to continue vesting in their awards in the event of their retirement (subject to actual performance in the case of our performance equity awards). The information in this table was calculated using the closing price of our Class B common stock on December 31, 2018 of $18.67, and assuming Mr. Lofgren and Mr. Matheys (our only named executive officers who during 2018 were at least 59 1∕2 years old and had a minimum of 10 years of service) satisfied all 18,714 employees.

CEO Pay Ratio

As required under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the ratio of the annual total compensation of our CEO to the median of the annual total compensation for all of our employees other than our CEO (the “Pay Ratio Disclosure”) calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee by examining the 2018 Form W-2 compensation for all of our U.S. employees, excluding our CEO, who were employed by us on December 31, 2018. We included in this examination all full-time, part-time, seasonal and temporary employees but we excluded all of our non-U.S. employees pursuant to the de minimis exemption. As of December 31, 2018, our employee population after excluding non-U.S. employees consisted of 18,714 employees. We excluded 107 employees in Mexico and 276 employees in Canada under the de minimis exemption.

We did not make any assumptions, adjustments, or estimates with respect to Form W-2 compensation, and we did not annualize the compensation for any permanent full-time or part-time employees who were not employed by us for all of 2018. We believe that the use of Form W-2 compensation for all employees is a consistently applied compensation measure because it includes all major taxable compensation elements available to employees.

After identifying our median employee based on 2018 Form W-2 compensation, we calculated the annual total compensation for the employee using the same methodology we used for our named executive officers for purposes of the 2018 Summary Compensation Table. Total compensation includes salary, equity-based awards (applicable to our CEO but not to our median employee), non-equity incentive plan compensation, company contributions to retirement plans and perquisites (applicable to our CEO but not to our median employee).

For 2018, the median of the annual total compensation for all employees of our company and its consolidated subsidiaries (other than our CEO) using the method described above was $46,541. Our CEO’s annual total compensation for 2018 for purposes of the Pay Ratio Disclosure was $9,497,458 including the long-term cash award (which includes the effect of payments received pursuant to our pre-IPO long-term cash awards) and $5,028,958 excluding the long-term cash awards. In connection with our transition from a privately-held to a publicly-traded company, we have discontinued granting these awards. Based on this information, for 2018, the ratio of the compensation of our CEO including the long-term cash award payout to the median annual total compensation of all other employees was 204 to 1 and the ratio of the compensation of our CEO excluding the long-term cash award payout to the median annual total compensation of all other employees was 108 to 1.

The Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

Risk Considerations Relating to Compensation

In January 2019, the Company’s management presented the Compensation Committee with an assessment of the risks involved in the design and implementation of all of the Company’s incentive compensation programs, including the executive compensation plans that cover our named executive officers. The Compensation Committee concurred with management’s assessment that our executive incentive compensation programs do not give rise to risks that are reasonably likely to have a material adverse effect on the Company. Some factors considered in this analysis were the following:

•	Our incentive plans have a mix of performance measures, including annual company-wide and business unit financial metrics tied to budget as well as different long-term incentive three-year performance metrics based upon industry peer group benchmarking.
•	Our compensation programs contain a balance of annual and long-term incentive vehicles.
•	Incentive plan payouts generally have thresholds and caps; they are benchmarked to competitive practice.
•	The range of payouts from threshold to maximum (a linear slope) is carefully considered to ensure an appropriate risk profile.
•	In long-term incentives a mix of restricted shares / units, performance shares / units and stock options provides a blend of performance measures and incentives.
•	Our plans are well documented and communicated to participants; there is a robust review of results as the plan year unfolds; an anonymous, international whistle-blower reporting mechanism is in place.
•	Our stock ownership guidelines link interests of executive officers to shareholders.
•	Executive compensation adjustments, payouts and plan design decisions are at the sole purview of the Compensation Committee; an independent executive compensation consultant attends Committee meetings to provide market and best practice consultation.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Shareholders are entitled to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement, as required pursuant to Section 14A of the Exchange Act. This proposal is commonly known as a “say-on-pay” proposal. We currently include this advisory vote on an annual basis.

The Board and the Compensation Committee believe that the 2018 compensation program described under “Compensation Discussion and Analysis” and “Executive Compensation Tables and Narrative” is an effective incentive for the achievement of positive results, appropriately aligning pay and performance, and enabling us to attract and retain talented executives.

Our Board requests the support of our shareholders for the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, our Board unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion in this Proxy Statement.”

The votes cast “for” this proposal must exceed the votes cast “against” this proposal for it to be approved. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.”

This vote is advisory and, therefore, not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC (PROPOSAL 3).

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, THE BOARD AND MANAGEMENT

The following table sets forth information, based on data provided to us, with respect to beneficial ownership of shares of our Class A and Class B common stock as of February 19, 2019 for (1) each person known by us to own beneficially more than five percent of the outstanding shares of either class of common stock (other than current directors or nominees), (2) each of our directors and nominees for election as directors, (3) the named executive officers, and (4) all of our directors, nominees and executive officers as a group.

Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase shares of our common stock that are not exercisable within the next 60 days. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A or Class B common stock. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Schneider National, Inc. 3101 South Packerland Dr., Green Bay, WI 54313. Percentage of beneficial ownership is based on 83,029,500 shares of Class A common stock and 94, 622,306 shares of Class B common stock outstanding as of February 19, 2019.

	Class A Common Stock(1)		Class B Common Stock(2)
Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(3)	% of Class	Number of Shares and Nature of Beneficial Ownership(3)	% of Class
Holders of More Than 5%:
Joan D. Klimpel(4)	83,029,500	100.0%	31,209,318	32.98%
Therese A. Koller(5)	16,605,900	20.0%	5,742,231	6.07%
Thomas J. Schneider(6)	16,605,900	20.0%	4,630,370	4.89%
Paul J. Schneider(7)	16,605,900	20.0%	2,579,213	2.73%
Schneider National, Inc.
Voting Trust(8)	83,029,500	100.0%	—	—
The Vanguard Group(9)	—	—	5,515,880	5.83%

	Class A Common Stock(1)		Class B Common Stock(2)
Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(3)	% of Class	Number of Shares and Nature of Beneficial Ownership(3)	% of Class
Directors and Nominees (Non-Officers):
Mary P. DePrey(10)	16,605,900	20.0%	2,925,717	3.09%
Thomas A. Gannon(11)	—	—	8,737,563	9.23%
James R. Giertz(12)	—	—	17,866	*
Adam P. Godfrey(12)	—	—	611,457	*
Robert W. Grubbs(12)	—	—	305,491	*
Norman E. Johnson(12)	—	—	569,189	*
John A. Swainson(12)	—	—	—	—
Daniel J. Sullivan (12)	—	—	483,552	*
James L. Welch (12)	—	—	5,472	*
Kathleen M. Zimmermann(13)	16,605,900	20.0%	3,034,486	3.21%
Named Executive Officers:
Christopher B. Lofgren	—	—	1,542,436	1.63%
Stephen L. Bruffett	—	—	54,523	*
Mark B. Rourke	—	—	647,085	*
Shaleen Devgun	—	—	163,560	*
Steven J. Matheys	—	—	761,660	*
Lori A. Lutey	—	—	10,217	*
All Directors, Nominees and Executive Officers as a Group (16 persons)	33,211,800	40%	16,527,304	17.44%
*	Less than 1%.
(1)	Class A (10 votes per share). The Schneider National, Inc. Voting Trust is the record holder of all shares of Class A common stock.
(2)	Class B (1 vote per share).
(3)	Except as indicated below, all persons have represented to us that they exercise sole voting power and sole investment power with respect to their shares. For our executive officers, the Class B common stock amounts include the following shares subject to stock options vesting within 60 days of February 19, 2019: For Dr. Lofgren, 76,824 shares; for Mr. Bruffett, 6,914 shares; for Mr. Rourke, 28,984 shares; for Mr. Matheys, 9,879 shares; for Mr. Devgun, 7,962 shares; for Ms. Luety, 0; and for our directors, nominees and executive officers as a group, 137,531 shares. For our non-employee directors, the Class B common stock amounts include the following shares subject to deferred stock units that could be received within 60 days of February 19, 2019: For Mr. Gannon, 4,985 shares; for Mr. Grubbs, 11,376 shares, for Mr. Sullivan, 17,607 shares; for Mr. Giertz, 3,609 shares; and for our directors, nominees and executive officers as a group, 37,577 shares.
(4)	Consists of (i) 83,029,500 Class A shares held in trust for the benefit of members of the Schneider family for which Ms. Klimpel serves as co-trustee, over which Ms. Klimpel has shared voting and dispositive power, subject to the terms of the Voting Trust, (ii) 17,260,915 Class B shares held in trust for the benefit of members of the Schneider family for which Ms. Klimpel serves as co-trustee, over which Ms. Klimpel has shared voting and dispositive power, and (iii) 13,948,403 Class B shares held in trust for the benefit of members of the Schneider family for which Ms. Klimpel serves as sole trustee, over which she has sole voting and dispositive power. The Class A shares are represented by trust certificates issued by the Voting Trust. Ms. Klimpel’s address is 833 East Michigan St., Suite 1800, Milwaukee, WI 53202.
(5)	Consists of (i) 16,605,900 Class A shares held in trusts for the benefit of Ms. Koller and her descendants for which Ms. Koller serves as co-trustee with Ms. Klimpel, over which Ms. Koller has shared voting and dispositive power, subject to the terms of the Voting Trust, (ii) 3,029,320 Class B shares held in trusts for the benefit of Ms. Koller and her descendants for which Ms. Koller serves as co-trustee with Ms. Klimpel, over which Ms. Koller has shared voting and dispositive power, (iii) 1,521,041 Class B shares held directly by Ms. Koller, over which Ms. Koller has sole voting and dispositive power, and (iv) 1,191,870 Class B shares held in trust for the benefit of Ms. Koller’s children for which Ms. Koller serves as sole trustee, over which she has sole voting and dispositive power. Ms. Koller’s interest in the Class A shares is represented by trust certificates issued by the Voting Trust.

(6)	Consists of (i) 16,605,900 Class A shares held in trusts for the benefit of Mr. Schneider and his descendants for which Mr. Schneider serves as co-trustee with Ms. Klimpel, over which Mr. Schneider has shared voting and dispositive power, subject to the terms of the Voting Trust, (ii) 1,449,320 Class B shares held in trusts for the benefit of Mr. Schneider and his descendants for which Mr. Schneider serves as co-trustee with Ms. Klimpel, over which Mr. Schneider has shared voting and dispositive power, and (iii) 3,181,050 Class B shares held directly by Mr. Schneider, over which Mr. Schneider has sole voting and dispositive power. Mr. Schneider’s interest in the Class A shares is represented by trust certificates issued by the Voting Trust.
(7)	Consists of (i) 16,605,900 Class A shares held in trusts for the benefit of Mr. Schneider and his descendants for which Mr. Schneider serves as co-trustee with Ms. Klimpel, over which Mr. Schneider has shared voting and dispositive power, subject to the terms of the Voting Trust, (ii) 1,916,320 Class B shares held in trusts for the benefit of Mr. Schneider and his descendants for which Mr. Schneider serves as co-trustee with Ms. Klimpel, over which Mr. Schneider has shared voting and dispositive power, and (iii) 662,893 Class B shares held directly by Mr. Schneider, over which Mr. Schneider has sole voting and dispositive power. Mr. Schneider’s interest in the Class A shares is represented by trust certificates issued by the Voting Trust.
(8)	Consists of Class A shares over which the members of the Corporate Governance Committee, who serve as the trustees of the Voting Trust, have shared voting power with the trustees of the trusts which have deposited such shares into the Voting Trust, subject to the terms of the Voting Trust.
(9)	The number of shares owned set forth in the table is as of or about December 31, 2018 as reported by The Vanguard Group (“Vanguard”) in its Schedule 13G filed with the SEC. The address for this shareholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard reports shared dispositive power with respect to 14,306 of the shares and does not indicate a number of shares with respect to which it has shared voting power.
(10)	Consists of (i) 16,605,900 Class A shares held in trusts for the benefit of Ms. DePrey and her descendants for which Ms. DePrey serves as co-trustee with Ms. Klimpel, over which Ms. DePrey has shared voting and dispositive power, subject to the terms of the Voting Trust, (ii) 807,100 Class B shares held in trusts for the benefit of Ms. DePrey and her descendants for which Ms. DePrey serves as co-trustee with Ms. Klimpel, over which Ms. DePrey has shared voting and dispositive power, (iii) 1,063,847 Class B shares held directly by Ms. DePrey, over which Ms. DePrey has sole voting and dispositive power, and (iv) 1,054,770 Class B shares held in trust for the benefit of Ms. DePrey’s children for which Ms. DePrey serves as sole trustee, over which she has sole voting and dispositive power. Ms. DePrey’s interest in the Class A shares is represented by trust certificates issued by the Voting Trust.
(11)	Consists of (i) 7,989,390 Class B shares held by trusts for the benefit of members of the Schneider family for which Mr. Gannon serves as co-trustee, over which he has shared voting and dispositive power and (ii) 748,173 Class B shares held directly by Mr. Gannon (160,000 shares of which are pledged as security to a financial institution) and his spouse, over which he and his spouse have sole voting and dispositive power (subject in the case of the pledged shares to the terms of the pledge).
(12)	Excludes Class A shares subject to the terms of the Voting Trust.
(13)	Consists of (i) 16,605,900 Class A shares held in trusts for the benefit of Ms. Zimmermann and her descendants for which Ms. Zimmermann serves as co-trustee with Ms. Klimpel, over which Ms. Zimmermann has shared voting and dispositive power, subject to the terms of the Voting Trust, (ii) 2,445,095 Class B shares held in trusts for the benefit of Ms. Zimmermann and her descendants for which Ms. Zimmermann serves as co-trustee with Ms. Klimpel, over which Ms. Zimmermann has shared voting and dispositive power, and (iii) 589,391 Class B shares held directly by Ms. Zimmermann and her spouse, over which Ms. Zimmermann and her spouse have sole voting and dispositive power. Ms. Zimmermann ‘s interest in the Class A shares is represented by trust certificates issued by the Voting Trust.

Voting Trust

The Voting Trust holds all of the outstanding shares of Class A common stock and is governed by the Amended and Restated 1995 Schneider National, Inc. Voting Trust Agreement and Voting Agreement (the “Voting Trust Agreement”). The Voting Trustees are the members of the Corporate Governance Committee who are not Schneider family members (currently Norman E. Johnson, Thomas A. Gannon, James R. Giertz, Adam P. Godfrey, Robert W. Grubbs, Daniel J. Sullivan and James L. Welch). In exchange for shares of Class A common stock transferred to the Voting Trust by Schneider family trusts, the Voting Trustees issued trust certificates evidencing shares of beneficial interest in the Voting Trust equal to the number of shares of Class A common stock transferred to the Voting Trust.

The Voting Trustees do not have any economic rights or investment power with respect to the shares of Class A common stock transferred to the Voting Trust; their rights consist of voting rights. Under the Voting Trust Agreement, the Voting Trust exercises all voting power with respect to shares of Class A common stock. Unless otherwise prescribed by the Voting Trust Agreement, the Voting Trustees must act by majority consent in exercising all voting power with respect to the shares of Class A common stock subject to the Voting Trust. However, if there is a vacancy, the Voting Trustees must act by unanimous consent. On votes with respect to “Major Transactions” (described below) the Voting Trustees must take direction from the holders of trust certificates, voting in the same proportion as the vote of the holders of trust certificates. As a result, the vote on any Major Transactions will not be controlled by the Voting Trust, but instead will be controlled by certain trusts for the benefit of the Schneider family members holding the trust certificates issued by the Voting Trust. Our Amended and Restated Bylaws define a “Major Transaction” as any one of the following: (1) any transaction to which we are party that results in, or would result in, more than 40% of the voting power of our outstanding shares of stock being held collectively by persons who are not members of the Schneider family, (2) the sale of all or substantially all of our assets, (3) our dissolution or liquidation, (4) changing the location of our headquarters from Green Bay, Wisconsin to a different location, (5) the removal of the name “Schneider” from our legal and/or business name or (6) changing our official color from orange.

The Voting Trust also requires the Voting Trustees to vote all shares of capital stock of the Company held by the Voting Trust entitled to vote in the election of directors of the Company to elect as director: (1) each eligible family member (as defined in the Voting Trust Agreement) who has been nominated in accordance with the Schneider Family Board Nomination Process Agreement; (2) the Chief Executive Officer; and (iii) each of up to fifteen individuals who are not eligible family members, less the number of individuals elected pursuant to (1) and (2).

The Voting Trust Agreement will automatically terminate upon:

•	any of the following Major Transactions: (1) any transaction to which we are party that results in, or would result in, more than 40% of the voting power of our outstanding shares of stock being held collectively by persons who are not members of the Schneider family, (2) the sale of all or substantially all of our assets or (3) our dissolution or liquidation;
•	the affirmative vote of holders of trust certificates then holding at least 80% of the shares of beneficial interest in the Voting Trust or the unanimous agreement of the trustees of the Voting Trust to terminate the Voting Trust within 180 days after the issuance of our financial statements for any fiscal year as of the end of which the book value of the Company plus any distributions is less than two-thirds of the book value of the Company as of the end of any of the five fiscal years of the Company preceding such fiscal year; or
•	the time at which the outstanding shares of Class B common stock represent more than 40% of the voting power of the capital stock of the Company entitled to vote generally in the election of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers, principal accounting officer and persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. We assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of Section 16 reports in our possession and on written representations from reporting persons, we believe that during 2018 all required reports for our directors, executive officers, principal accounting officer and persons who beneficially own more than 10% of our Common Stock were filed on a timely basis, except that a late Form 4 relating to a single transaction was filed by James L. Welch on October 30, 2018 to report an equity award granted on July 31, 2018.

SHAREHOLDER PROPOSALS FOR OUR 2019 ANNUAL MEETING

The submission deadline for shareholder proposals to be included in our proxy materials for the 2020 annual meeting pursuant to Rule 14a-8 under the Exchange Act is November 14, 2019, except as may otherwise be provided in Rule 14a-8 under the Exchange Act. All such proposals must be received by the Corporate Secretary at 3101 South Packerland Drive, Green Bay, WI 54313 by the required deadline to be considered for inclusion in the Company’s 2020 proxy materials.

ADVANCE NOTICE PROCEDURES FOR OUR 2020 ANNUAL MEETING

Under our Bylaws, director nominations and other business may be brought at the annual meeting only by or at the direction of the Board or by a shareholder of record entitled to vote who has complied with the notice procedures in our Bylaws. To bring a proposal before an annual meeting, a shareholder must deliver timely notice of a proposal pertaining to a proper subject for presentment at the meeting, and the notice must be accompanied with information described in our Bylaws. To be timely, the shareholder generally must deliver notice no later than the close of business on the 90th day prior to, and not earlier than the close of business on the 120th day in advance of, the anniversary of the annual meeting of shareholders held in the prior year. Accordingly, any notice for nominating directors at, or bringing other business before, the 2020 annual meeting must be submitted no earlier than December 30, 2019 and no later than January 29, 2020 (unless the date of the meeting is changed by more than 30 days). The notice must be sent to our Corporate Secretary at 3101 South Packerland Drive, Green Bay, WI 54313. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary. If the shareholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such nomination or other business submitted by a shareholder.

OTHER BUSINESS

The Board knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the proxy holders named in the accompanying proxy card to vote the shares represented thereby on those matters in accordance with their best judgment.

FORM 10-K

A copy of our Annual Report on Form 10-K will be sent without charge to any shareholder who requests it in writing, addressed to: Schneider National, Inc., Attn: Investor Relations, 3101 South Packerland Drive, Green Bay, WI 54313. Our Annual Report on Form 10-K may also be obtained via the Internet at https://investors.schneider.com.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” (to the extent permitted by the rules of the SEC), as well as any exhibits to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

Dated: March 14, 2019
Green Bay, Wisconsin

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SNDR2019**

You may attend the meeting on April 29, 2019 at 8:00 a.m. Central Time via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E57542-P18596 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHNEIDER NATIONAL, INC.

Vote on Directors

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Mary P. DePrey	06) Mark B. Rourke
02) James R. Giertz	07) Daniel J. Sullivan
03) Adam P. Godfrey	08) John A. Swainson
04) Robert W. Grubbs	09) James L. Welch
05) Norman E. Johnson	10) Kathleen M. Zimmermann

Vote on Proposals

NOTE: The proxies are authorized to act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E57543-P18596

SCHNEIDER NATIONAL, INC.
Annual Meeting of Shareholders
April 29, 2019 8:00 a.m. Central Time
This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Christopher B. Lofgren, Mark B. Rourke and Nicholas O. Anderson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SCHNEIDER NATIONAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held via live webcast at www.virtualshareholdermeeting.com/SNDR2019 at 8:00 a.m., Central Time, on April 29, 2019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies will vote in their discretion upon any and all other matters that may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side